Exhibit 10.18

PRODUCT DEVELOPMENT AND

SUPPLY AGREEMENT

Between

VIVINT, INC.

and

VIVINT SOLAR DEVELOPER, LLC

Dated as of             , 2014

ARTICLE 1 DEFINITIONS AND GENERAL PROVISIONS		1

1.1	Definitions and Rules of Interpretation	1
1.2	Term	2

ARTICLE 2 PRODUCT DEVELOPMENT		2

2.1	Product Development Activities	2
2.2	Project Management	2
2.3	Product Designs; Vivint Solar Materials	2
2.4	Fees for Vivint’s Product Development Activities	2

ARTICLE 3 PRODUCT SUPPLY		3

3.1	Purchase Orders	3
3.2	Installation of Products	4
3.3	Right to Use the Products Following Installation	4

ARTICLE 4 UNIT PRICE AND PAYMENT TERMS		5

4.1	Unit Price	5
4.2	Inclusions and Exclusions from Unit Prices	5
4.3	Invoices and Payment	5
4.4	Late Payments	6
4.5	Payments Not Acceptance of Products	6
4.6	Set-Off	6

ARTICLE 5 DELIVERY, ACCEPTANCE AND REJECTION, TITLE AND RISK OF LOSS		6

5.1	Delivery of Products, Shipment Protocol and Packaging	6
5.2	Rejection of Products and Acceptance	8
5.3	Transfer and Warranty of Title	8
5.4	No Encumbrances	8
5.5	Risk of Loss	9

ARTICLE 6 PRODUCT SPECIFICATIONS, ENGINEERING CHANGES AND INSPECTIONS		9

6.1	Specifications	9
6.2	Modifications to Existing Products	9
6.3	New Products	9
6.4	Manufacturing Facility Inspections	10
6.5	Discovery of Defects; Corrective Actions	10
6.6	Inspections Not Waiver	10
6.7	Application to Suppliers and Contract Manufacturers	10

ARTICLE 7 SUPPLY CONTINGENCIES		10

7.1	Buffer Inventory	10
7.2	Allocation	10
7.3	Discontinuance	10

ARTICLE 8 TRANSFER OF OWNERSHIP OF PRODUCTS AND DATA		11

8.1	Transfer of Products	11
8.2	Transfer of Data	11
8.3	Effect of Transfer; Acknowledgement of Agency	11

PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

ARTICLE 9 WARRANTIES		11

9.1	Warranty	11
9.2	Warranties Transferable	11
9.3	Vivint Solar’s Performance of Warranty Work	12

ARTICLE 10 SERVICES AND SUPPORT		12

10.1	Services	12
10.2	Standard of Performance and Services Warranty; Control of Services	12
10.3	Control of Services	13
10.4	Waivers and Releases of Encumbrances	13

ARTICLE 11 INDEMNIFICATION AND INSURANCE		13

11.1	Vivint’s General Indemnity	13
11.2	Vivint Solar’s General Indemnity	14
11.3	Notice of Claim	14
11.4	Insurance	14

ARTICLE 12 COMPLIANCE WITH LAWS		15

12.1	Vivint Generally	15
12.2	Vivint Solar Generally	15

ARTICLE 13 DEFAULT, TERMINATION AND SUSPENSION		15

13.1	Events of Default	15
13.2	Remedies for Event of Default	16
13.3	Termination for Force Majeure	16

ARTICLE 14 LIMITATIONS AND EXCLUSIONS ON LIABILITY		16

14.1	Limitation on Consequential Damages	16
14.2	Limitation on Aggregate Liability	16
14.3	Exclusions from Limitations	16
14.4	No Limitation on Remedies	16
14.5	Supremacy	17

ARTICLE 15 REPRESENTATIONS AND WARRANTIES		17

15.1	Organization	17
15.2	Authority	17
15.3	Permits	17
15.4	No Conflicts; Consents	17
15.5	Legal Proceedings	17

ARTICLE 16 DISPUTE RESOLUTION		18

16.1	Dispute Resolution, Consent to Jurisdiction and Equitable Remedies	18
16.2	Continued Performance During Dispute Resolution	18

ARTICLE 17 FORCE MAJEURE		18

17.1	Force Majeure Events	18
17.2	Notice of Force Majeure Events	18
17.3	Mitigation	18

ARTICLE 18 INTELLECTUAL PROPERTY MATTERS		19

18.1	Vivint Ownership	19

2	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

18.2	Vivint Solar Ownership	19
18.3	Licenses; Other Developments	19
18.4	Production and Customer Data	19

ARTICLE 19 MISCELLANEOUS		20

19.1	Inspection of Vivint’s Records	20
19.2	Governing Law	20
19.3	Assignment; Change of Control	20
19.4	Financing Assistance	21
19.5	Representatives	21
19.6	Severability	21
19.7	Amendments	21
19.8	Non-Waiver	21
19.9	Independent Contractor	22
19.10	Counterparts and Execution	22
19.11	Notices	22
19.12	Further Assurances	22
19.13	No Recourse	22
19.14	Survival	22
19.15	Third Parties	22
19.16	Rules of Interpretation	22
19.17	Entire Agreement	23
19.18	Master Framework Agreement	23

3	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

Schedules and Exhibits

Schedule 1	Definitions
Exhibit A	Product Development Activities
Exhibit A-1	Products and Pricing
Exhibit B	Form of Purchase Order
Exhibit C	Buffer Inventory
Exhibit D	Representatives
Exhibit E	Services
Exhibit F	Service Levels
Exhibit G	Warranties
Exhibit H	Insurance

4	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT

This PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT (this “Agreement”) is entered into as of             , 2014 (“Effective Date”), by and between VIVINT SOLAR DEVELOPER, LLC, a Delaware limited liability company (“Vivint Solar”), and VIVINT, INC., a Utah corporation (“Vivint”). Vivint Solar and Vivint are referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Vivint Solar and Vivint are affiliate business entities, under the common control and ownership of 313 Acquisition, LLC, a Delaware limited liability company.

WHEREAS, the Parties have been operated as an interrelated business enterprise, but are undertaking to separate their operations.

WHEREAS, Vivint Solar and its Affiliates develop solar photovoltaic electric energy generation projects for residential and commercial customers (each, a “Project”).

WHEREAS, Vivint provides certain services relating to home automation, security, energy management solutions, internet services and data storage, retrieval, access and security products and services to residential and commercial customers (“Vivint Services”), and, in connection therewith, installs certain monitoring and communications equipment including the Sky Panel and other equipment as specified on Exhibit A-1, as amended during the Term (collectively, the “Monitoring and Communications Equipment”).

WHEREAS, as of the Effective Date, Vivint Solar purchases proprietary equipment from third parties in order to monitor, collect and communicate performance data from its Projects for billing and other purposes, along with related data services.

WHEREAS, the Parties agree that it may be in their mutual best interests to further develop the Monitoring and Communications Equipment’s functionality so that it has compatible and/or similar capabilities as certain equipment Vivint Solar purchases from third parties and for Vivint to perform similar data services for Vivint Solar and that they would benefit from cross-selling opportunities arising out of the increased use and installation of the Products, as so developed for use in Vivint Solar Projects.

WHEREAS, the Parties desire to set forth the terms and conditions upon which (i) they may elect to proceed with developing the Products, and (ii) Vivint Solar will use commercially reasonable efforts to purchase, and in which case, Vivint would sell, the Products and provide the Services.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND GENERAL PROVISIONS

1.1 Definitions and Rules of Interpretation. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Schedule 1.

PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

1.2 Term. Unless terminated earlier as provided in this Agreement, the term of this Agreement will commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date (“Initial Term”). The Initial Term shall automatically renew for successive one (1) year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless this Agreement is terminated pursuant to its terms or a Party receives written notice from the other Party no less than three (3) months prior to the end of the Initial Term or a Renewal Term, as applicable, specifying that the sending Party is declining to renew this Agreement.

ARTICLE 2

PRODUCT DEVELOPMENT

2.1 Product Development Activities. The Parties shall use commercially reasonable efforts develop the Products, including performing in good faith their respective Product Development Activities as detailed further in Exhibit A. The Parties may amend or restate Exhibit A from time to time pursuant to Section 19.7 as they refine or modify such Product Development Activities. When and if Vivint Solar determines that the Product Development Activities have been sufficiently completed, including such testing and debugging of the Products as the Parties shall undertake as part of the Product Development Activities, that Vivint Solar desires to commence ordering Products under this Agreement, Vivint Solar shall provide written notice of such determination (“Notice of Acceptance”). Notwithstanding Vivint Solar’s delivery of a Notice of Acceptance and purchase of Products, the Product Development Activities may continue as the Parties mutually deem necessary or appropriate.

2.2 Project Management. Each Party will designate a single point of contact within its organization to manage that Party’s respective Product Development Activities (each, a “Development Project Leader”), and the Development Project Leaders designated by each Party as of the Effective Date are set forth in Exhibit A. The Development Project Leaders will meet as necessary to manage the Product Development Activities. Vivint’s Development Project Leader will provide Vivint Solar’s Development Project Leader with reports on the status of the Product Development Activities at least once every calendar quarter during the Term.

2.3 Product Designs; Vivint Solar Materials. In connection with the design work conducted by it, Vivint will consider and use commercially reasonable efforts to incorporate Vivint Solar’s recommendations based on existing Vivint Solar designs and any improvements developed by Vivint Solar. Subject to the terms and conditions of this Agreement, Vivint Solar hereby grants to Vivint and its permitted successors and assigns an irrevocable, limited, non-exclusive, non-sublicensable, non-assignable and non-transferable (except as permitted under Section 19.3), fully paid-up, royalty-free, worldwide right and license to use (i) the Vivint Solar Background IP and New Vivint Solar Developments and (ii) any materials, information, data, designs, software, or other technology provided or made available by Vivint Solar (“Vivint Solar Materials”), in each case solely to perform the Product Development Activities and otherwise as required to fulfill its obligations under this Agreement. The Vivint Solar Materials are Vivint Solar’s Confidential Information.

2.4 Fees for Vivint’s Product Development Activities. Vivint Solar shall pay Vivint for Vivint’s Fully Loaded Costs it incurs in connection with Vivint’s performance of its Product Development Activities, without markup. Vivint shall invoice Vivint Solar quarterly the amounts payable pursuant to this Section 2.4, and Vivint Solar shall pay such invoices within thirty (30) days after the invoice date.

2	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

ARTICLE 3

PRODUCT SUPPLY

3.1 Purchase Orders.

3.1.1 Generally. Subject to developing the Products to work with Vivint Solar Projects pursuant to Article 2, Vivint Solar will use commercially reasonable efforts to purchase and deploy such Products in connection with Vivint Solar Projects. The provisions of this Agreement shall apply to all Purchase Orders placed by Vivint Solar during the Term for the purchase of the Products. All purchases of Products under this Agreement will be subject only to the terms and conditions of this Agreement. If the terms of any Purchase Order (other than as required by Section 3.1.3), acknowledgment, invoice, confirmation, or similar document conflict with the terms and conditions of this Agreement, the terms of this Agreement will govern.

3.1.2 Forecasts. Simultaneously with its delivery of the Notice of Acceptance, Vivint Solar will submit to Vivint a 12-month forecast of Products it reasonably projects it will order during such 12-month period (the “12-Month Forecast”). Vivint Solar will update the 12-Month Forecast on a rolling basis no later than the fifth (5th) Business Day of each following calendar month. Vivint will have the option, at its discretion, to extend the shipment date as reasonably necessary to fulfill the excess portion of any Purchase Order that exceeds one hundred ten percent (110%) of the quantity of Products in the 12-Month Forecast for the period covered by such Purchase Order. At all times during the Term, Vivint Solar shall submit, during or covering such month, Purchase Orders for no fewer than 90% of the Products included in the 12-Month Forecast for such month as such forecast was provided for such month 120 days prior to such month (i.e., Vivint Solar must submit a Purchase Order for any month of the forecast for no fewer than 90% of the Products that were forecast for such month in the 12-Month Forecast delivered 120 days before the first business day of such month). Subject only to this Section 3.1.2, Vivint Solar’s submission of Purchase Orders is in its sole discretion and that this Agreement does not impose a minimum purchase obligation on Vivint Solar.

3.1.3 Submission and Acceptance of Purchase Orders. At any time during the Term, and pursuant to the terms and subject to the conditions of this Agreement, Vivint Solar may submit Purchase Orders to Vivint for Products. All Purchase Orders shall be submitted by electronic mail sent to Vivint’s Representative for Purchase Orders and, subject to Section 3.1.4, shall comply with the Required Lead Time. Each Purchase Order delivered by Vivint Solar shall:

(a) Identify the Products being ordered, including the model name and Product number set forth in Exhibit A-1;

(b) the applicable quantity of each type of Product being ordered (“PO Product Quantity”);

(c) the Delivery Schedule; and

(d) the applicable Unit Price for such Products determined in accordance with Section 4.1 and Exhibit A-1.

Within five (5) Business Days after receipt, Vivint shall accept and acknowledge in writing all Purchase Orders submitted by Vivint Solar except those that (i) do not conform to this Agreement, or (ii) are for a Rush Order when there is insufficient buffer inventory. If within such time period Vivint neither so accepts such Purchase Order nor rejects such Purchase Order in writing pursuant to clauses (i) and (ii) above, with a reasonably detailed explanation for the basis of such rejection, the Purchaser Order shall be

3	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

accepted for purposes of this Agreement. If Vivint rejects a Purchase Order for one or both of the reasons described in pursuant to clauses (i) and (ii) above, it shall not be accepted. Upon acceptance of a Purchase Order by Vivint, and on the terms and subject to the conditions set forth in this Agreement, Vivint Solar must purchase such Products from Vivint, and Vivint must sell and deliver to Vivint Solar such Products at the Delivery Point in accordance with the applicable Purchase Order, the Delivery Schedule, and the terms and conditions of this Agreement.

3.1.4 Rush Orders. If Vivint Solar submits a Purchase Order with a Delivery Schedule that does not allow for the Required Lead Time (a “Rush Order”), and Vivint accepts such Purchase Order, Vivint shall use commercially reasonable efforts to fill any such Rush Order, including using the buffer inventory maintained pursuant to Section 7.1, if any, to fulfill any such Rush Order. Vivint may increase the Unit Price of each Product that is subject to a Rush Order by ten percent (10%). Notwithstanding anything in this Section 3.1.4, Vivint shall be under no obligation to accept a Rush Order if the PO Product Quantity exceeds the buffer inventory of the ordered Products, if any, maintained pursuant to Section 7.1 as of the first Scheduled Ship Date proposed by Vivint Solar under such Purchase Order.

3.1.5 Changes to Destination Point. Notwithstanding anything in a Purchase Order or associated Delivery Schedule, Vivint Solar may revise the Destination Points in any Delivery Schedule provided such revision is delivered in writing to Vivint no later than five (5) days prior to the applicable Scheduled Ship Date for such installment of Products. Any increases in costs charged by the Carrier(s) relating to such change shall be paid by Vivint Solar in accordance with Section 5.1.2.

3.2 Installation of Products. During the Term: (a) Vivint Solar will use Good Faith Efforts to install Products in residences at which Vivint Solar installs a Project and correspondingly purchase such Products from Vivint under this Agreement; and (b) Vivint will use Good Faith Efforts to install Products that have been developed in connection with the Product Development Activities in each residence at which it performs Vivint Services. For purposes of this Section 3.2, “Good Faith Efforts” means that the Party charged with taking such actions shall (i) make a good faith assessment of the quality, features, functions, performance technological sophistication, cost and other operational attributes of the Products, and (ii) determine, based on the assessment referred to in clause (i), whether to install the Products, in the case of Vivint Solar, in its Projects, and in the case of Vivint, in residences where it performs Services, provided that if, based on the assessment referred to in clause (i) above, the Products are materially equivalent to any other product offered by any third party, Good Faith Efforts shall require the relevant Party to install Products rather than such other product.

3.3 Right to Use the Products Following Installation. Following Vivint Solar’s installation of a Product in connection with a Project, Vivint shall have the right to access and use such Product in the future in connection with its provision of Vivint Services at the same location so long as: (a) Vivint pays Vivint Solar a one-time payment equal to fifty percent (50%) of the original Unit Price of such Product, whether through a single payment to Vivint Solar or a credit against future amounts due by Vivint Solar (at Vivint Solar’s option) and which shall be in addition to any other consideration payable by Vivint to Vivint Solar under other Contracts between the Parties; (b) such use does not interfere with Vivint Solar’s use of the Product or the Services provided by Vivint to Vivint Solar; and (c) title to the Product is vested in Vivint Solar. If Vivint installs a Product in connection with its provision of the Vivint Services, Vivint Solar shall have the right to access and use such Product if Vivint Solar later installs a Project at the same location so long as so long as: (i) Vivint Solar pays Vivint a one-time payment equal to fifty percent (50%) of the original Unit Price of such Product, in a single payment to Vivint and which shall be in addition to any other consideration payable by Vivint Solar to Vivint under other Contracts between the Parties; and (ii) such use does not interfere with Vivint’s use of such Product or Vivint’s provision of the Vivint Services at such location. The payments set forth in this Section 3.3 are in addition to any fees or other amounts payable under the Marketing Services Agreement.

4	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

ARTICLE 4

UNIT PRICE AND PAYMENT TERMS

4.1 Unit Price.

4.1.1 Unit Price and Contract Amount. The unit price for each Product shall be as set forth in Exhibit A-1 (the “Unit Price”), as may be modified pursuant to Section 4.1.2. All Unit Prices are F.C.A. Vivint’s Facility (INCOTERMS 2010) and are subject to the inclusions and exclusions specified in Section 4.2.

4.1.2 Unit Price Modification. Upon Vivint Solar’s deliver of the Notice of Acceptance and thereafter on each anniversary of the date on which the first Purchase Order for Products is issued by Vivint Solar and that is accepted by Vivint (each, the “Initial Purchase Order Anniversary”), the Unit Price shall be adjusted (up or down) for the upcoming year to an amount equal to the Fully Loaded Costs incurred by Vivint for such Product as of the date of such Initial Purchase Order Anniversary. Such adjustments to the Unit Price shall apply to Products purchased under Purchase Orders issued by Vivint Solar after the applicable Initial Purchase Order Anniversary. No later than thirty (30) days prior to each Initial Purchase Order Anniversary during the Term, Vivint shall provide Vivint Solar with the adjusted Unit Price along with reasonable supporting documentation to justify its determination of such adjustment (whether up or down). The Parties agree that Vivint shall use the same method for calculating the adjusted Unit Price as it used to calculate the Unit Price in Exhibit A-1 as of the Effective Date. Vivint Solar shall notify Vivint no later than twenty (20) days prior to the applicable Initial Purchase Order Anniversary if it has a good faith objection to Vivint’s calculations or methodology, and the Parties shall promptly meet and work to resolve any disagreements in in good faith prior to the applicable Initial Purchase Order Anniversary. Should the Parties fail to resolve any dispute by the Initial Purchase Order Anniversary, Vivint’s adjustment to the Unit Price shall nevertheless apply to Products purchase under Purchase Orders issued by Vivint Solar after the applicable Initial Purchase Order Anniversary, the Parties acknowledging that Vivint Solar has no obligation to issue such Purchase Orders.

4.2 Inclusions and Exclusions from Unit Prices. The Unit Prices include all (a) Product packaging, (b) licensing fees, royalties and similar charges, (c) labor and other internal overhead costs incurred by Vivint in making transportation arrangements pursuant to Section 5.1.2, (d) all Warranties, and (e) all Basic Services. Vivint Solar will be solely responsible for the payment of all applicable sales or use Taxes that accrue in connection with the purchase of the Products under this Agreement (except Taxes included in Carriers’ invoices relating to shipping), and will indemnify Vivint from damages resulting from the failure to make these payments. Vivint shall provide Vivint Solar with reasonable assistance in determining amounts payable for sales or use Taxes, provided such assistance does not result in Vivint incurring out-of-pocket costs to third parties. The Unit Prices exclude all transportation charges payable by Vivint Solar pursuant to Section 5.1.2, and such amounts relating to each shipment shall be listed as a separate line item on the Invoice accompanying the shipment pursuant to Section 4.3.

4.3 Invoices and Payment. Vivint will invoice Vivint Solar with each shipment (each, an “Invoice”). Payment terms will be the full invoiced amount payable within thirty (30) days after the Invoice date (i.e., net 30 payment terms) (each, a “Payment Date”). Vivint will submit Invoices electronically on the Delivery Date. Vivint Solar may, in good faith, dispute such Invoice by providing Vivint with written notice identifying the basis for such dispute, and the Parties shall work in good faith to promptly resolve any dispute prior to the Payment Date; provided, however, if a dispute regarding

5	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

amounts set forth in an Invoice is ongoing, Vivint Solar shall nevertheless pay such disputed amounts by the Payment Date unless Vivint Solar otherwise rightfully rejects Products that form the basis of the Payment Dispute prior to the Payment Date. Any payment disputes not resolved as of the applicable Payment Date shall be resolved in accordance with the dispute resolution provisions in Article 16.

4.4 Late Payments. Any amount not paid by a Party when due under this Agreement shall accrue interest at the Late Payment Rate beginning on the date that is five (5) Business Days after the applicable Payment Date and continuing until paid in full unless later determined that amounts on which interest is being charged were charged by Vivint in error. Additionally, if Vivint Solar is more than ten (10) days delinquent in any payment obligation to Vivint when and as due under this Agreement, Vivint may upon written notice to Vivint Solar (i) decline to accept Purchase Orders issued by Vivint Solar as of such date until all delinquent amounts and interest are paid in full, (ii) recover all costs of collection including, but not limited to, reasonable attorneys’ fees; and (iii) upon Vivint Solar’s breach of this Agreement pursuant to Section 13.1.1, and in addition to any rights and remedies set forth in Section 13.2, suspend its performance under any Purchase Order and withhold future shipments until all delinquent amounts, interest and collection costs are paid in full; provided, however, notwithstanding any payment default, Vivint shall in no event suspend the Services or performance of its warranty obligations in connection with Products that have been delivered to Vivint Solar as of such date.

4.5 Payments Not Acceptance of Products. No payment made hereunder shall be considered or deemed to represent that Vivint Solar has inspected the Products or checked the quality or quantity thereof and shall not be deemed or construed as approval or acceptance of any Products, or as a waiver of any claim or right that Vivint Solar may then or thereafter have, including any warranty right. Acceptance of Products shall only occur as set forth in Section 5.2.2.

4.6 Set-Off. Vivint Solar may set-off against amounts Invoiced by Vivint any amounts either (a) agreed by Vivint to be due to Vivint Solar, or (b) determined by a non-appealable order of a court of competent jurisdiction to be due to Vivint Solar, in either case as a result of: (i) a failure of any Product to comply with the applicable Specification, the applicable Purchase Order, or any other requirement set forth in this Agreement; (ii) third party Actions for Losses filed or threatened to be filed (including any Encumbrances) relating to Vivint; (iii) the occurrence of an Event of Default set forth in Section 13.1; (iv) any other amounts payable by Vivint to Vivint Solar under this Agreement. Failure or forbearance on the part of Vivint Solar in off-setting any amounts against Vivint shall not be construed as accepting or acquiescing to any performance or non-performance, including any disputed claims or amounts.

ARTICLE 5

DELIVERY, ACCEPTANCE AND REJECTION, TITLE AND RISK OF LOSS

5.1 Delivery of Products, Shipment Protocol and Packaging.

5.1.1 Delivery. All Products purchased by Vivint Solar and sold by Vivint under Purchase Orders shall be delivered by Vivint to Vivint Solar F.C.A. Vivint’s Facility (INCOTERMS® 2010) (“Delivery Point”) in accordance with this Article 5 and the Scheduled Ship Dates set forth in the applicable Delivery Schedule. Vivint acknowledges and agrees that time is of the essence with respect to each delivery of Products to the Delivery Point. If Vivint causes the delivery of Products to occur at a location other than the Delivery Point without Vivint Solar’s written consent, Vivint Solar shall only be responsible for paying the average shipping-related costs (on a per Product basis) that Vivint Solar was charged for shipments from the Delivery Point to the same Destination Point(s) in the prior three (3) calendar months.

6	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

5.1.2 Transportation Arrangements. Vivint shall be responsible for making all transportation arrangements with Carriers in order to ship such Product from the Delivery Point to the Destination Point, including unloading the Products at the Destination Point, all in accordance with the applicable Delivery Schedule, the Shipment Protocol, and the other provisions of this Section 5.1. All costs and expenses charged by Carriers to Vivint shall be passed through to Vivint Solar, without markup, on the applicable Invoice delivered with shipment of the Products. The Unit Price includes all internal Vivint personnel time spent performing such scheduling and arrangement services. If Vivint Solar requires Vivint to cancel its transportation arrangements with a Carrier for any reason or requests expedited or premium shipping, then Vivint Solar shall be responsible for cancellation charges or additional premium charges incurred by Vivint; provided, however, Vivint shall be responsible for any premium shipping charges related to late delivery of a Product. Vivint shall use commercially reasonable efforts to use Carriers that have industry standard liability insurance, and Vivint shall notify Vivint Solar of Carriers it intends to use in advance of first retaining such Carriers so that Vivint Solar can verify insurance coverage. At any time during the Term, upon written notice, Vivint Solar may (a) request that Vivint not use a Carrier based on deficient insurance coverage (with any cancellation charges being reimbursed by Vivint Solar); and (b) assume responsibility for transportation arrangements, and the Parties will work together in good faith to ensure a seamless transition of responsibilities.

(a) Documents of Title. Vivint shall provide the Carrier with a bill of lading, bill of sale or other document of title when the Products are delivered to the Carrier at the Delivery Point.

(b) Packing List. Vivint shall provide an itemized list of all Products delivered to a Carrier for each shipment (which may include multiple trucks) in order to validate the quantity and type of Products delivered. The packing list must include (i) the Purchase Order number, (ii) the model name and Product number, and (iii) the quantity of each Product so shipped.

5.1.3 Packaging. Vivint shall package, mark and handle all of the Products and shipping containers in accordance with prudent commercial practices in the United States manufacturing industry and Vivint’s standard practices.

5.1.4 Importer of Record. As between Vivint and Vivint Solar, Vivint shall be the “importer of record” with respect to all Products and raw materials composing such Products.

5.1.5 Shipment Protocols. Vivint shall cause the Carriers to comply with any reasonable protocols for delivery of Products at the Destination Point that Vivint Solar provides to Vivint within a reasonable period of time prior to the Scheduled Ship Date (the “Shipment Protocols”), including receiving hours, restrictions on the Carrier’s vehicle size, etc. Any special Shipment Protocols that result in Carriers adding or increasing charges to Vivint shall be payable by Vivint Solar pursuant to Article 4 and Section 5.1.2.

5.1.6 Early Deliveries. Vivint Solar reserves the right to refuse delivery of any quantity of Products more than that specified in its Purchase Order and any deliveries to the Destination Point(s) made more than five (5) days in advance of the Delivery Date specified for such Products. Vivint Solar may return, freight collect, all Products received prior to such date or in excess of the quantity specified in the applicable Purchase Order, or may, at its option, retain such Products with payment deferred until it would otherwise be due as though the Invoice was submitted on the original Scheduled Ship Date.

7	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

5.2 Rejection of Products and Acceptance.

5.2.1 Rejection of Products.

(a) Inspection. Vivint Solar shall inspect the Products within five (5) days after arrival of the Products at the Destination Point.

(b) Rejection. Notwithstanding anything to the contrary in this Agreement or applicable Laws that may be altered by contract (including, without limitation, Utah Code § 70A-2-602(1)), Vivint Solar or its representatives may, by notice to Vivint pursuant to Section 5.2.1(c), reject any non-conforming Product or shipments of Products up to the earlier of: (i) commencement of installation of the Product; or (ii) ten (10) days following the Delivery Date. If Vivint Solar rejects any Product, Vivint Solar shall promptly return the rejected Products to Vivint (at Vivint’s expense), whereupon Vivint must either (at Vivint’s option) (A) refund any amounts paid by Vivint Solar for such rejected Product, or (B) replace the rejected Product at Vivint’s sole cost and expense (including shipping and transportation costs for returning the rejected Product from its then-current location and shipping the replacement Product to the Destination Point nominated by Vivint Solar) within thirty (30) days after receiving Vivint Solar’s written notice of rejection.

(c) Notice of Rejection. Vivint Solar’s notice of rejection shall include (i) a description of the reason(s) for the rejection, and (ii) if applicable, of the damage or defect to the Product.

5.2.2 Acceptance. Any Products not rejected in accordance with Section 5.2.1 shall be deemed accepted by Vivint Solar; provided, that such deemed acceptance shall not affect any right or remedy available pursuant to the Warranty applicable to the Product regardless of whether such right or remedy is exercised by Vivint Solar or by any assignee or transferee. Once accepted, any defects discovered in a Product shall be resolved pursuant to the terms and conditions of the applicable Warranty. Delivery of a Product to the Carrier at the Delivery Point, or receipt by Vivint Solar of a Product at the Destination Point, shall in no event be construed as Vivint Solar’s acceptance of the Product.

5.3 Transfer and Warranty of Title. Subject to Article 8, title to each Product shall pass from Vivint to Vivint Solar or Vivint Solar’s designee at the Delivery Point when such Products have been loaded on the Carrier’s means of transport. Vivint warrants good title to all Products furnished hereunder, and Vivint represents that, when title to a Product passes to and vests in Vivint Solar or its designee as described in this Section 5.3, such Product shall be free and clear of any and all Encumbrances including any purchase money security interest or right of Vivint to perfect any such security interest in the Products. To the greatest extent permitted by Law, Vivint hereby waives any right it has to assert a security interest in the Products or to perfect such right, and Vivint covenants that it shall not file any U.C.C. financing statements asserting a security interest in the Products. For the avoidance of doubt, transfer of title to Products hereunder shall not affect Vivint Solar’s rights or Vivint’s obligations as set forth in other provisions of this Agreement (including Article 5, Article 9 and Article 11).

5.4 No Encumbrances.

5.4.1 No Vivint Encumbrances; Removal. Vivint shall not permit or suffer to exist any Encumbrance, including an Encumbrance of any Person claiming by, through or under Vivint, its subcontractors, vendors or any Affiliate thereof, upon the Products after passage of title (except for any Encumbrance securing payment for such Product arising by operation of law which shall be released pursuant to Section 5.4.3), any Project incorporating such Products, or other property of Vivint Solar, any Person to whom Vivint Solar has assigned or otherwise transferred Products, or the real or personal property of a customer hosting a Project (each, a “Vivint Encumbrance”). If any such Vivint Encumbrance is imposed or asserted, Vivint shall promptly pay or discharge and discharge of record any such Vivint Encumbrance or other charges which, if unpaid, might be or become a Vivint Encumbrance.

8	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

5.4.2 Vivint Solar Right to Remove. Upon the failure of Vivint to timely discharge or cause to be released any Vivint Encumbrance as required under Section 5.4.1, Vivint Solar may, but shall not be obligated to, pay, discharge or obtain a surety bond for such Vivint Encumbrance. Upon such payment, discharge or posting of surety bond, Vivint Solar shall be entitled to, at its option, set off such amounts together with all out-of-pocket expenses reasonably incurred by Vivint Solar in connection with such payment, discharge or posting pursuant to Section 4.6 or submit an invoice to Vivint for reimbursement of all such amounts.

5.4.3 Security Interests Created by Operation of Law. If an Encumbrance attaches to the Products in favor of Vivint by operation of Law to secure payment for the Products, to the greatest extent permitted by applicable Law, such Encumbrance with respect to one Product shall not apply to any other Product, and payment in full for one Product shall serve to release such Encumbrance. There shall be no cross-collateralization of the Products.

5.5 Risk of Loss. Subject to Article 8, care, custody and control of the Products, and risk of loss to the Products, shall transfer from Vivint to Vivint Solar at the Delivery Point when such Products have been loaded on the Carrier’s means of transport.

ARTICLE 6

PRODUCT SPECIFICATIONS, ENGINEERING CHANGES AND INSPECTIONS

6.1 Specifications. Vivint shall supply Products that conform to the applicable Specifications, all Warranties and the other requirements of this Agreement.

6.2 Modifications to Existing Products.

6.2.1 Generally. Vivint shall provide written notice to Vivint Solar at least thirty (30) days prior to making any hardware, software or firmware modifications to a Product. Vivint shall not make any changes to any Product and for any reason reasonably would be foreseen to have an adverse effect on the functionality of the Product without first obtaining Vivint Solar’s written consent. Upon Vivint Solar’s agreement to such modifications, the Parties will amend Exhibit A-1 to substitute the modified Specifications for the obsolete Specifications resulting from any such modification. Notwithstanding the foregoing provisions of this Section 6.2.1, without prior notice to Vivint Solar, Vivint may make any modification to any Product that is required to be made by any Governmental Authority, or that Vivint reasonably determines to be necessary in connection with a voluntary safety recall of the Products or otherwise for consumer safety considerations, provided that Vivint promptly thereafter provides written notice of such modification to Vivint Solar.

6.2.2 Costs of Changes. All modifications to a Product will be implemented at the sole expense of Vivint, unless the modification is (i) requested by Vivint Solar, or (ii) the defect or nonconformity necessitating the modification is the fault of Vivint Solar in providing defective functional specifications for Products, in which events Vivint Solar shall be responsible for the reasonable expenses of such modification, including a reasonable allocation of labor and overhead.

6.3 New Products. In connection with its Product Development Activities, Vivint shall keep Vivint Solar informed of any new Products or improvements to the Sky Panel as it exists as of the Effective Date or improved Products after the Effective Date. Vivint Solar will notify Vivint in writing if it wishes to add the new products to this Agreement. If Vivint Solar agrees, the

9	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

Parties will proceed to amend Exhibit A-1 to establish new or revised Unit Prices (which the Parties agree shall be consistent with Vivint’s fully-burdened cost to produce such new Products), add model names and numbers, and add new Specifications. Following amendment of Exhibit A-1, the new products will be considered Products under this Agreement and will be purchased and sold under the terms and conditions of this Agreement.

6.4 Manufacturing Facility Inspections. Vivint Solar, at Vivint Solar’s sole cost and expense, shall have the right (but not the obligation) to inspect Vivint’s Manufacturing Facility, including inspection of the production of the Products at Vivint’s Manufacturing Facility, upon at least five (5) Business Days prior notice. Vivint shall make available to Vivint Solar a representative of Vivint to answer questions and demonstrate the quality control procedures at Vivint’s Manufacturing Facility or Vivint’s Facility, as applicable.

6.5 Discovery of Defects; Corrective Actions. If any inspection or testing by Vivint Solar indicates that any of the Products that have been identified for shipment to Vivint Solar are defective and/or do not comply with the Specifications, the applicable Purchase Order, the applicable Warranty, or any other requirement set forth in this Agreement, Vivint Solar shall notify Vivint of such defect or non-compliance, and Vivint shall implement all necessary actions to ensure that the Products to be shipped to Vivint Solar in accordance with this Agreement and the Purchase Orders comply with the Specifications, the applicable Purchase Order, the applicable Warranty, or such other applicable requirement set forth in this Agreement.

6.6 Inspections Not Waiver. Nothing in this Article 6 relating to any inspections or quality control tests undertaken with respect to Products, including any required replacement of Products that do not pass such inspection or testing, shall operate to relieve Vivint’s obligations to deliver the Products on a timely basis or to limit Vivint Solar’s termination rights pursuant to Article 13.

6.7 Application to Suppliers and Contract Manufacturers. Vivint shall ensure that any contract manufacturer or supplier it uses to manufacture the Products provides Vivint Solar the same rights and is subject to the same obligations as set forth in this Article 6.

ARTICLE 7

SUPPLY CONTINGENCIES

7.1 Buffer Inventory. Vivint will maintain a buffer inventory in accordance with the terms and conditions of Exhibit C.

7.2 Allocation. Vivint will use its best efforts to maintain the ability to supply all Products that Vivint Solar orders from Vivint. If the supply of any Product, to Vivint’s knowledge, will be adversely affected for any reason, Vivint Solar’s orders, subject to normal lead-time requirements, will be filled according to an allocation plan no less favorable than that provided to any other Vivint customer (including Affiliates or customers of the Vivint Services). Vivint will provide Vivint Solar with as much notice as possible if it anticipates or has reason to believe that Vivint’s output of the Products will not be sufficient to meet all of Vivint Solar’s requirements as set forth in issued Purchase Orders.

7.3 Discontinuance. During the Term, Vivint shall not discontinue production of a Product that has been developed as part of the Product Development Activities without Vivint Solar’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

10	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

ARTICLE 8

TRANSFER OF OWNERSHIP OF PRODUCTS AND DATA

8.1 Transfer of Products. Title to the Products ordered under a Purchase Order shall be freely transferrable by Vivint Solar to any other Person holding title to the System in which the Product is installed without notice to or the consent of Vivint.

8.2 Transfer of Data. For clarity, upon transfer of any Products pursuant to Section 8.1, all right, title and interest in and to the Data relating to such Products (whether then generated or generated in the future) shall pass to, vest in, and thereafter be owned by the owner of the System.

8.3 Effect of Transfer; Acknowledgement of Agency. Following transfer of a Product subject to Sections 8.1 and 8.2, Vivint acknowledges and agrees that any obligations it has to Vivint Solar under this Agreement with respect to the transferred Products and Data it shall have towards the Person having title to the Products and Data, and any rights that Vivint Solar has under this Agreement with respect to such Product(s) and Data are assumed by such Person having title to the Products and Data. No transfer of title to Products and Data shall serve to increase, diminish or otherwise modify the rights or obligations set forth in this Agreement with respect to such Products and Data, including, without limitation, the Warranties and Vivint’s obligation to perform the Services relating to such Products and Data, and Vivint shall continue to support the Product for the owner of the System as though Vivint Solar requested such support under this Agreement. Without limiting Section 9.2, Vivint acknowledges that, unless otherwise informed by the transferee of the Product and System in writing, Vivint Solar will be serving as the agent of any such transferee with full power and authority to, on behalf and for the benefit of such transferee, exercise all rights of the transferee under this Agreement relating to such transferred Products and Data and demand performance of all obligations of Vivint relating to such transferred Products and Data as though Vivint Solar remained owner of the Products and Data under this Agreement.

8.3.1 Vivint’s Use of Data Following Transfer. Following transfer of the Data pursuant to Section 8.2, Vivint Solar agrees, represents and covenants that Vivint’s rights to use and disclose such Data shall continue to be as set forth in Sections 18.4.2 and 18.4.3, and Vivint Solar shall procure all necessary agreements to ensure same.

ARTICLE 9

WARRANTIES

9.1 Warranty. Vivint hereby provides the Warranties with respect to the Products supplied pursuant to this Agreement; provided, that nothing in the Warranties (including, without limitation, the disclaimer) shall be read or deemed to limit Vivint’s obligations or Vivint Solar’s rights as expressly set forth in this Agreement. The “Product Warranty Period for the Products purchased under a Purchase Order is as set forth in the Product Warranty.

9.2 Warranties Transferable. The Warranties shall be freely transferable by Vivint Solar, without notice to or consent of Vivint, to any subsequent owner of the Products at the original site of installation, including, without limitation, Financing Parties providing tax equity financing for the applicable Project in which the warranted Product is installed. Notwithstanding any such transfer, Vivint Solar shall be a joint beneficiary of the Warranties supplied hereunder and shall have the same rights as any transferee, on behalf of such transferee, to make claims and obtain service, recoveries and other remedies under the Warranties with respect to the applicable Products; provided, that under no circumstance shall both Vivint Solar and the applicable transferee be entitled to make claims and obtain service, recoveries and other remedies with respect to the same claim, defect or similar issue with respect to such Products.

11	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

9.3 Vivint Solar’s Performance of Warranty Work. Vivint Solar, itself or through others, may (but is not required to) at its own cost and expense replace any Defective Product with an equivalent Product that Vivint Solar has purchased from Vivint if: (a) Vivint has failed to commence its curative obligations under the Product Warranty within fifteen (15) days of being notified of a Defective Product pursuant to the Product Warranty; (b) after the fifteen (15) day period elapses, Vivint Solar notifies Vivint of its intent to cure and provides an additional period of no less than five (5) days for Vivint to commence its curative obligations under the Product Warranty and either Vivint fails to commence such work or notify Vivint Solar of reasonable reasons for such delay (e.g., replacement Products or components thereof are unavailable within such time period); and (c) such defect in the Defective Product relates to hardware and can be resolved by replacement with another Product. In addition, Vivint Solar may (but is not required to) replace any Defective Product with an equivalent Product if Vivint requests in writing that Vivint Solar perform such replacement in order to satisfy Vivint’s warranty obligations. If Vivint Solar replaces the Defective Product with Vivint Solar’s own stock pursuant to this Section 9.3, (i) Vivint Solar shall bear the costs of removal of the Defective Product and installation of the replacement Product, and (ii) Vivint shall supply a replacement Product with its next shipment of Products to Vivint Solar at no cost to Vivint Solar. Any warranty work performed by Vivint Solar under this Section 9.3 shall be deemed performed by Vivint and, in the absence of Vivint Solar’s or its contractor’s gross negligence, shall not operate to void the Product Warranty.

ARTICLE 10

SERVICES AND SUPPORT

10.1 Services. Vivint shall perform the Services for Vivint Solar (or any transferee of the Products, including, without limitation, a Financing Party providing tax equity financing) commencing on the Delivery Date of such Product and continuing for so long as such Product, including any replacements to the originally installed Products in connection with Vivint’s performance of Warranty work or in connection with a Product Hardware Upgrade, remains installed in connection with the original Project (the “Services Period”). Consideration for the Basic Services is included in the Unit Price of the Products and shall not be separately charged by Vivint. Consideration for the Supplemental Services is set forth in Exhibit E. The obligations of Vivint to perform the Basic Services, and rights granted to Vivint Solar to have such Basic Services performed by Vivint shall survive any termination, cancellation or expiration of this Agreement; provided, however, Vivint shall have no further obligation to perform the Basic Services with respect to one or more Products for which Vivint Solar did not pay the Unit Price.

10.2 Standard of Performance and Services Warranty; Control of Services. Vivint shall (itself or through others) perform the Services, and hereby warrants that all Services will be performed, in an timely, good and workmanlike manner, and all Services shall be performed, and all work, documentation, and instruments of service to be supplied by Vivint to Vivint Solar in connection with the Services shall be in compliance with all applicable Laws, the covenants, representations and warranties (including the Product Warranty) and other requirements in this Agreement, and Prudent Industry Practices (“Services Warranty”). If the Services or any deliverables fail to meet the foregoing Services Warranty and such failure is discovered at any time during the Services Period (“Services Warranty Period”), promptly following notice of such defect or nonconformity from Vivint Solar (or any transferee of the Product, including, without limitation, a Financing Party providing tax equity financing), Vivint shall, at Vivint’s sole cost and expense, promptly re-perform or otherwise correct any failure of the Services or such deliverables to meet the Services Warranty.

12	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

10.3 Control of Services. Vivint shall be solely responsible for all means, methods, techniques, sequences, procedures, and safety programs in connection with its performance of the Services. Except as expressly set forth in this Agreement, Vivint Solar does not have authority over, the right to control, or the responsibility for supervision of Vivint’s or any of its subcontractors’ personnel.

10.4 Waivers and Releases of Encumbrances. If Vivint has retained subcontractors to perform any of the Services, upon Vivint Solar’s request, Vivint shall tender to Vivint Solar, in a form complying with applicable Law, waivers and releases of Encumbrances (conditioned only upon Vivint’s payment to such subcontractors) from such subcontractors and any unconditional waivers and releases of Encumbrances within ten (10) days following Vivint’s payment of all amounts due to subcontractors.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Vivint’s General Indemnity. Vivint shall defend, indemnify and hold harmless Vivint Solar, its Affiliates and its Financing Parties, along with each of their respective officers, directors, partners, members, shareholders, agents, employees, successors, and assigns (collectively, the “Vivint Solar Indemnitees”), from and against all Actions brought against and Losses incurred by any Vivint Solar Indemnitee arising out of or relating to this Agreement or any Purchase Order to the extent such Actions and Losses are caused by or are the result of any third party claim resulting from or arising out of: (a) any breach of this Agreement by Vivint or its successors and assigns (collectively, the “Vivint-Related Persons”); (b) the negligence or willful misconduct of the Vivint-Related Persons; (c) injury to person or property resulting from any product liability claims or other claims relating to the Products, including, without limitation, Vivint’s labeling on the Products or Vivint’s failure to withdraw or recall Products in a timely fashion; and (d) infringement by the Monitoring and Communications Equipment, Products, Hosted Software or the Product Development Activities of the Intellectual Property Rights of any third party under the Laws of the United States of America or any state or territory thereof (but not, for avoidance of doubt, the Laws of any foreign country), except to the extent that a claim is based on or arises out of (i) modifications to the Monitoring and Communications Equipment made in accordance with written directions or specifications provided by Vivint Solar or its Affiliates, (ii) the inclusion in the Products of Vivint Solar Background IP (other than New Vivint Solar Developments to the extent they are created by Vivint and assigned to Vivint Solar by Vivint pursuant to Section 18.2) if such infringement would not have occurred but for such inclusion or (iii) the use or integration of the Monitoring and Communications Equipment, Products or Hosted Software in combination with any third party Intellectual Property Rights or products or services by Vivint Solar, if such infringement would not have occurred but for such integration or combination. Without limiting the generality of the foregoing clause (d), Vivint shall, at Vivint’s option and Vivint’s sole cost and expense, either (x) procure for Vivint Solar, or reimburse Vivint Solar for procuring, the right to continue using any Monitoring and Communications Equipment, Products or Hosted Software found to infringe the Intellectual Property rights of a third party or (y) modify or replace the infringing Monitoring and Communications Equipment, Products or Hosted Software so that it becomes non-infringing, in either case in a manner and time period that does not unreasonably interfere with Vivint Solar’s activities or operations. If in connection with any such claim the continued use of any Monitoring and Communications Equipment or Product is forbidden by any court of competent jurisdiction, and neither of the foregoing remedies under clauses (x) or (y) are available, (A) Vivint will refund 100% of amounts paid by Vivint Solar and its Affiliates for Monitoring and Communications Equipment and Products purchased under this Agreement which are then currently being held in inventory and will reimburse to Vivint Solar and its Affiliates the cost of return shipping and insurance for those Monitoring and Communications Equipment and Products, and (B) Vivint may terminate this Agreement.

13	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

11.2 Vivint Solar’s General Indemnity. Vivint Solar shall defend, indemnify and hold harmless Vivint and its Affiliates, along with each of their respective officers, directors, partners, members, shareholders, agents, employees, successors, and assigns (collectively, the “Vivint Indemnitees”), from and against all Actions brought against and Losses incurred by any Vivint Indemnitee arising out of or relating to this Agreement or any Purchase Order to the extent such Actions and Losses are caused by or are the result of any third party claim resulting from or arising out of: (a) any breach of this Agreement by Vivint Solar or its successors and assigns (collectively, the “Vivint Solar-Related Persons”); (b) the negligence or willful misconduct of the Vivint Solar-Related Persons; and (c) infringement claims based on or arising out of (i) modifications to the Monitoring and Communications Equipment sold to Vivint Solar under this Agreement that are made in accordance with written directions or specifications provided by Vivint Solar or its Affiliates, or (ii) the inclusion in the Products sold to Vivint Solar under this Agreement of Vivint Solar Background IP or New Vivint Solar Developments (other than New Solar Vivint Developments to the extent they are created by Vivint and assigned to Vivint Solar by Vivint pursuant to Section 18.2) if such infringement would not have occurred but for such inclusion.

11.3 Notice of Claim. A Vivint Solar Indemnitee or Vivint Indemnitee (each, an “Indemnified Party”) shall, promptly after the receipt of notice of the commencement of any legal action or of any claims against such Indemnified Party in respect of which indemnification may be sought pursuant to the provisions of this Article 11, notify Vivint or Vivint Solar, as the case may be (each, an “Indemnifying Party”) in writing thereof, provided that the failure of an Indemnified Party promptly to provide any such notice shall only reduce the liability of the Indemnifying Party by the amount of any damages attributable to the failure of the Indemnified Party to give such notice in such manner. In case any such claim or legal action shall be made or brought against an Indemnified Party and such Indemnified Party shall notify the Indemnifying Party thereof, the Indemnifying Party may, or if so requested by the Indemnified Party shall, assume the defense thereof and after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof with legal counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party will not be liable to the Indemnified Party under this Article 11 for any legal fees and expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume the defense of any such claim or legal action, then the Indemnifying Party shall remain liable to such Indemnified Party for any legal fees and expenses incurred by such Indemnified Party in connection with the defense thereof. No Indemnified Party shall settle any indemnified claim over which the Indemnifying Party has not been afforded the opportunity to assume the defense. The Indemnifying Party shall control the settlement of all claims over which it has assumed the defense; provided, that the Indemnifying Party shall not conclude any settlement which requires any action or forbearance from action by an Indemnified Party, or any payment by an Indemnified Party, without the prior approval of the Indemnified Party. The Indemnified Party shall provide reasonable assistance to the Indemnifying Party as reasonably requested by the Indemnifying Party, at the Indemnifying Party’s sole cost and expense, in connection with such legal action or claim. For claims over which the Indemnifying Party has assumed the defense, the Indemnified Party shall have the right to participate in and be represented by counsel of its own choice and at its own expense.

11.4 Insurance. Vivint shall maintain in effect insurance in accordance with the provisions of Exhibit H promptly following acceptance of the initial Purchase Order and continuing throughout the remainder of the Term. Vivint shall comply with the terms of any policy required to be maintained by Vivint in connection with this Agreement. Vivint shall provide to Vivint Solar an insurance certificate meeting the requirements of Exhibit H by the earlier of (i) ten (10) days after the Effective Date and (ii) within five (5) days of the date of the first Purchase Order delivered by Vivint Solar hereunder.

14	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

ARTICLE 12

COMPLIANCE WITH LAWS

12.1 Vivint Generally. Vivint shall at all times comply, and shall ensure that the Products, when delivered, comply, with all Laws and Standards and Codes applicable to the design, manufacture and intended use of the Products, the delivery of the Products, and the performance by Vivint of its other obligations under this Agreement. Vivint will provide all information under its control that is necessary or useful for Vivint Solar to obtain any export or import licenses required for Vivint Solar to ship or receive Products, including, but not limited to, certificates of origin, manufacturer’s affidavits, Buy America qualification, and U.S. Federal Communications Commission’s identifier, if applicable, within twenty (20) Business Days of Vivint Solar’s request.

12.2 Vivint Solar Generally. Vivint Solar shall at all times comply with all Laws and Standards and Codes applicable to the installation and operation of the Products and the performance by Vivint Solar of its other obligations under this Agreement.

ARTICLE 13

DEFAULT, TERMINATION AND SUSPENSION

13.1 Events of Default. The following conditions, events and occurrences shall each be an “Event of Default” for all purposes hereunder:

13.1.1 a Party fails to make payment of any amount payable to the other Party when due under this Agreement or any Purchase Order (other than amounts disputed in good faith or for which Vivint Solar has the right to offset), which failure continues for ten (10) Business Days after receipt of written notice of such non-payment from the non-defaulting Party;

13.1.2 a Party fails to cure a material breach or default in the performance of its obligations under this Agreement or any Purchase Order not otherwise specifically addressed in this Section 13.1 or elsewhere in this Agreement within thirty (30) days after receipt of written notice of such material breach or default from the non-defaulting Party; provided, that if such breach or default cannot be remedied with reasonable diligence within such thirty (30) day period, so long as the defaulting Party timely commences curing such material breach or default and proceeds with reasonable diligence thereafter to prosecute such cure, then the period for such cure shall be extended for a reasonable period of time up to ninety (90) days;

13.1.3 a Party files a petition in bankruptcy, files a petition seeking reorganization, arrangement, composition or similar relief, or makes a general assignment for the benefit of creditors, or if any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against a Party and not stayed, enjoined or discharged within ninety (90) days;

13.1.4 if any representation or warranty made by a Party in this Agreement was materially false or misleading when made, and such Party fails to remedy such materially false or misleading representation or warranty within thirty (30) days after receipt of written notice of the particulars of such materially false or misleading representation or warranty from the other Party;

13.1.5 a Party’s breach of or default of the confidentiality provisions of the Master Framework Agreement; or

13.1.6 a Party’s assignment of this Agreement other than in compliance with the requirements of Section 19.3 (no cure period).

15	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

13.2 Remedies for Event of Default.

13.2.1 Upon the occurrence of an Event of Default, the non-defaulting Party may (a) terminate this Agreement, or, at its election, one or more Purchase Orders, (b) seek specific performance of the defaulting Party’s obligations hereunder, or (c) seek any other legal or equitable remedy available to such non-defaulting Party under applicable Laws and this Agreement.

13.2.2 Any termination for an Event of Default shall be without prejudice to any other right or remedy the non-defaulting Party may have under this Agreement or at Law or in equity, and no such remedy shall be exclusive of any other remedy except as otherwise expressly set forth herein.

13.3 Termination for Force Majeure. If a Force Majeure Event affects the performance of the claiming Party for ninety (90) consecutive days, the non-claiming Party may terminate this Agreement or an affected Purchase Order upon thirty (30) days prior written notice to such Party.

ARTICLE 14

LIMITATIONS AND EXCLUSIONS ON LIABILITY

14.1 Limitation on Consequential Damages. SUBJECT TO SECTION 14.3, IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE UNDER ANY PROVISION OF THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE PRODUCTS, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES, ANTICIPATED OR LOST PROFITS, LOSS OF TIME, OR OTHER SIMILAR LOSSES OF ANY KIND INCURRED BY THE OTHER PARTY IN CONNECTION WITH SUCH PARTY’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT.

14.2 Limitation on Aggregate Liability. SUBJECT TO SECTION 14.3, EACH PARTY’S ENTIRE AND AGGREGATE LIABILITY FOR ALL CLAIMS MADE BY ONE PARTY AGAINST THE OTHER PARTY ARISING FROM THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) OR THE CONTRACT AMOUNT AS OF THE DATE LIABILITY IS DETERMINED.

14.3 Exclusions from Limitations. NOTHING IN THIS ARTICLE 14 SHALL BE DEEMED OR CONSTRUED TO (a) LIMIT RECOVERY OF AMOUNTS OWED TO A THIRD PARTY THAT MAY BE RECOVERABLE FROM THE OTHER PARTY PURSUANT TO ANY INDEMNITY UNDER ARTICLE 11, (b) LIMIT LIABILITY ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR ILLEGAL OR UNLAWFUL ACTS, (c) APPLY TO ANY INSURED CLAIM TO THE EXTENT SUCH CLAIM IS COVERED BY INSURANCE PROCEEDS ACTUALLY RECEIVED FROM INSURANCE REQUIRED TO BE MAINTAINED UNDER THIS AGREEMENT, OR (d) LIMIT VIVINT’S WARRANTY OBLIGATIONS SET FORTH IN Article 9 AND EXHIBIT G. THE LIMITS OF LIABILITY SET FORTH IN THIS AGREEMENT SHALL NOT BE REDUCED BY THE AMOUNT OF INSURANCE PROCEEDS AVAILABLE TO VIVINT OR VIVINT SOLAR.

14.4 No Limitation on Remedies. Except where this Agreement states that the applicable remedy set forth herein is the sole or exclusive remedy (or words of similar import) for such event, the rights and remedies of the Parties with respect to this Agreement in relation to such event are in addition to, and shall not be read or deemed a limitation on, those rights and remedies that may be available to a Party at law or in equity.

16	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

14.5 Supremacy. The provisions of this Article 14 shall prevail over any conflicting or inconsistent provisions contained elsewhere in this Agreement or in any Purchase Order, except to the extent that such conflicting or inconsistent provisions elsewhere in this Agreement (but not in a Purchase Order) further restrict or reduce one Party’s liability to the other.

ARTICLE 15

REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party, as of the Effective Date and as of each date that Vivint accepts a Purchase Order in accordance with Section 3.1.3, as follows:

15.1 Organization. In the case of Vivint Solar, it is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and in the case of Vivint, it is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah.

15.2 Authority. It has full corporate power and authority to enter into this Agreement, to carry out its obligations under the this Agreement and each Purchase Order, and to consummate the transactions contemplated by this Agreement and each Purchase Order. The execution and delivery by it of this Agreement, the performance by it of its obligations under this Agreement and any Purchase Order and the consummation by it of the transactions contemplated herein have been duly authorized by all requisite corporate action on the part of it. This Agreement has been duly executed and delivered by it, and (assuming due authorization, execution, and delivery by the other Party) the Agreement (and, upon acceptance, each Purchase Order) constitutes a legal, valid, and binding obligation of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

15.3 Permits. No Permit is required on the part of it in connection with the execution, delivery and performance of this Agreement, except those which have already been obtained or which it anticipates will be timely obtained in the ordinary course of performance of this Agreement and before being required by applicable Law.

15.4 No Conflicts; Consents. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated by this Agreement and each Purchase Order do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of its Organizational Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to it; or (c) require the consent, notice or other action by any Person under any Contract to which it is a Party, except as expressly set forth in this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

15.5 Legal Proceedings. There are no Actions pending or, to its knowledge, threatened against or by it or any of its Affiliates that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To its knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

17	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

ARTICLE 16

DISPUTE RESOLUTION

16.1 Dispute Resolution, Consent to Jurisdiction and Equitable Remedies. If a dispute arises between Vivint and Vivint Solar in any way arising out of or relating to this Agreement, the provisions of the Master Framework Agreement pertaining to dispute resolution (including, without limitation, attorney’s fees and specific performance as a remedy), which are hereby incorporated by reference, shall govern in all respects; provided, however, if any dispute arises between the Parties under this Agreement, prior to commencing litigation pursuant to the Master Framework Agreement, the Parties (through senior executives with authority to resolve the dispute) will first attempt to resolve the dispute in good faith for a period of no less than thirty (30) days from the date that any notice of such dispute issued by one Party is received by the other Party.

16.2 Continued Performance During Dispute Resolution. While any dispute is ongoing, each Party shall continue performing its obligations under this Agreement that are not the subject of the dispute.

ARTICLE 17

FORCE MAJEURE

17.1 Force Majeure Events. Performance under this Agreement shall be excused due to, and a Party shall not be liable for or deemed in breach of this Agreement because of, any failure or delay in carrying out or observing its obligations under this Agreement, to the extent that such performance is rendered impossible or delayed by fire, flood, act of God or the public enemy, act of a Governmental Authority (other than in respect of the failure of a Party to comply with applicable Law), national or regional labor difficulties, riot, perils of the sea, or any other extraordinary event where the failure to perform or the delay is beyond the reasonable control of, and could not have been reasonably foreseen by, the nonperforming Party; provided that such event is not caused by or attributable to the negligence or fault of, or breach of its obligations hereunder by, such Party, and could not have been avoided by prudent commercial practices (any such event, a “Force Majeure Event”). Force Majeure Events shall not include: (a) mechanical or equipment failures (except to the extent any such failure is itself caused by a Force Majeure Event expressly listed above); (b) delays in customs clearance (except to the extent any such delay is itself caused by a Force Majeure Event expressly listed above); (c) any delays or other problems associated with the issuance, suspension, renewal, administration or withdrawal of, or any other problem directly or indirectly relating to, any Governmental Orders or Permits or the applications therefor where such delays or problems are within the affected Party’s reasonable control; (d) labor strikes or other labor difficulties that are not of a general and widespread nature or are specific to the affected Party’s personnel or facilities; (e) any weather condition unless of a catastrophic nature or listed above; (f) lack of financial resources, cost increases in commodities or labor, or other economic conditions; and (g) failure of raw or finished material supply, unless such failure was itself the result of a Force Majeure Event expressly listed above.

17.2 Notice of Force Majeure Events. The claiming Party shall promptly give the other Party a written notice describing the particulars of the Force Majeure Event of the occurrence of any such Force Majeure Event, including an estimate of the expected duration and the probable impact of the Force Majeure Event on the performance of such Party’s obligations hereunder. The Party claiming the Force Majeure Event shall have a continuing obligation to deliver to the other Party regular updated reports supporting its claim until such time as the Force Majeure Event is no longer in effect.

17.3 Mitigation. The impact of the Force Majeure Event on a Party’s performance shall be of no greater scope and no longer duration than is reasonably required by such event. The Party

18	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

claiming a Force Majeure Event shall have a duty to mitigate the cause and effect, including duration, costs and Delivery Schedule impacts, in each case arising from such Force Majeure Event, and to resume performance of its affected obligations under this Agreement and the affected Purchase Orders promptly after being able to do so.

ARTICLE 18

INTELLECTUAL PROPERTY MATTERS

18.1 Vivint Ownership. All of: (a) the Monitoring and Communications Equipment and the Vivint Software Platform, and all Intellectual Property Rights in the foregoing; and (b) all other Intellectual Property Rights owned or controlled by Vivint as of the Effective Date or developed or acquired by Vivint or its Subsidiaries after the Effective Date outside of the Product Development Activities performed under this Agreement ((a) and (b) collectively, “Vivint Background IP”) will be owned exclusively by Vivint. All improvements or modifications of the Vivint Background IP made in connection with the performance of this Agreement (“New Vivint Developments”) will be owned exclusively by Vivint, and Vivint Solar hereby assigns to Vivint any right, title, or interest it has or may acquire in the New Vivint Developments, including Intellectual Property Rights, subject to the license granted by Vivint in Section 18.3.

18.2 Vivint Solar Ownership. All of the Vivint Solar Materials and all other Intellectual Property Rights owned or controlled by Vivint Solar as of the Effective Date or developed or acquired by Vivint Solar or its Subsidiaries after the Effective Date outside of the Product Development Activities performed under this Agreement (“Vivint Solar Background IP”) will be owned exclusively by Vivint Solar. All improvements or modifications of the Vivint Solar Background IP made in connection with the performance of this Agreement (“New Vivint Solar Developments”), will be owned exclusively by Vivint Solar, and Vivint hereby assigns to Vivint Solar any right, title, or interest it has or may acquire in the New Vivint Solar Developments, including Intellectual Property Rights.

18.3 Licenses; Other Developments. Subject to the terms and conditions of this Agreement, Vivint hereby grants to Vivint Solar and its permitted successors and assigns a limited, irrevocable, non-exclusive, non-sublicensable, non-assignable and non-transferable (except as permitted under Section 19.3), fully paid-up, royalty-free, worldwide right and license, under Vivint Background IP and the New Vivint Developments, in each case solely to distribute, purchase, install, use, have used, operate, maintain, repair, or offer for sale and sell, in each such case, the Monitoring and Communications Equipment and Products sold to Vivint Solar during the Term of this Agreement in accordance with the terms of this Agreement. Except for New Vivint Developments and New Vivint Solar Developments, any work of authorship, designs, invention, improvement, technology, development, discovery, or trade secret that is conceived, made, or discovered by either Party, solely or in collaboration with others, in the performance of this Agreement, ownership will follow inventorship or authorship in accordance with applicable law.

18.4 Production and Customer Data.

18.4.1 Ownership. Subject to Article 8, Vivint Solar shall retain exclusive ownership of all information, data, and documents relating to the Projects in which any of the Products are installed, including, without limitation, all production data, customer data, and any other data collected, generated, or derived by or from the Products or the Vivint Software Platform pursuant to Section 10.1, and that may be stored or accessible by any Products with respect to the Systems owned or operated by Vivint Solar or any Financing Party of Vivint Solar (“Data”). All such Data shall be deemed the Confidential Information of Vivint Solar and, except as expressly set forth in this Section 18.4, shall be used by Vivint solely in its performance of its obligations under this Agreement and shall not be disclosed by Vivint to any Person without Vivint Solar’s prior written consent. Vivint Solar may transfer ownership of Data with respect to particular Projects to a Financing Party providing tax equity financing for such Project pursuant to Article 8.

19	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

18.4.2 Use of Data by Vivint. During the period when Vivint is hosting and operating the Vivint Software Platform Services pursuant to Section 10.1, and subject to the terms and conditions of this Agreement, Vivint may access and use Data consisting of customer Data generated by Vivint in its performance of the Vivint Software Platform Services, which customer Data is anonymous with respect to the customer’s personal identifying information or any other sensitive information, and which is aggregated with other customers’ Data, solely for Vivint’s internal purposes, including Vivint’s ongoing analysis, research, and development; provided, however, except as permitted under Section 18.4.3, Vivint shall have no right disclose any such Data to any third party, other than to the extent necessary for its performance of the Services if ownership of such Data has been transferred to a Financing Party pursuant to Article 8 unless such Financing Party consents to Vivint’s disclosure of such Data in writing, in which case the limitations set forth in Section 18.4.3 and any other limitations set forth in such written consent shall apply to Vivint’s disclosure of such Data.

18.4.3 Limitations on Vivint’s Disclosure of Data. Vivint may, without the prior written consent of Vivint Solar, disclose the Data described in Section 18.4.2 to Persons other than Vivint Solar so long as that Data (a) is anonymous with respect to the customer’s personal identifying information, Vivint Solar’s identity as System owner, or any other sensitive information, and (b) is aggregated with other customer Data; provided, however, prior to the first disclosure of such customer Data to a Person other than Vivint Solar (or any disclosure where the methodologies of Vivint in characterizing or presenting the customer Data are materially different than previously-used methodologies or presentations), Vivint shall afford Vivint Solar a reasonable opportunity to evaluate the disclosure and concur that such disclosure conforms to the requirements of this Section 18.4.

ARTICLE 19

MISCELLANEOUS

19.1 Inspection of Vivint’s Records. During the Term, Vivint shall keep and maintain current and accurate books, records, accounts, correspondence, and any other supporting evidence related to its performance under this Agreement and all Purchase Orders as are necessary to verify Vivint’s compliance with its obligations under this Agreement, including, without limitation, Vivint’s compliance with Section 4.1.2. During the Term, and for a period of three (3) years after the end of the Term, the foregoing documentation shall be open to inspection and reproduction by Vivint Solar and representatives and accountants retained by Vivint Solar to the extent necessary to (i) adequately permit evaluation and verification of Invoices, and (ii) determine Vivint’s compliance with the terms of this Agreement and Purchase Orders. Any such inspection shall be performed on Business Days and during normal business hours upon reasonable prior notice to Vivint no more frequently than once per calendar quarter.

19.2 Governing Law. The interpretation and enforceability of this Agreement and the rights and liabilities of the Parties under this Agreement will be governed by the laws of the State of Utah without giving effect to any principles of conflict of laws.

19.3 Assignment; Change of Control. Except as provided in this Section 19.3, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party, which may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate or (ii) in connection with a Change of Control; provided, however, that Vivint Solar

20	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

must notify Vivint at least twenty (20) days before completion of any such Change of Control, and Vivint shall have the right (in its discretion), at any time after receipt of such notice, if Vivint Solar undergoes a Change of Control to the benefit of a Person and Vivint reasonably determines that the acquiring party is a competitor or an Affiliate of a competitor of Vivint, to elect any one or more of the following options: (i) require Vivint Solar, including its acquiring party, to adopt reasonable procedures to be agreed upon in writing with Vivint to prevent the disclosure of all Confidential Information of Vivint and its Affiliates; or (ii) to terminate this Agreement in its entirety, provided that Vivint shall give sixty (60) days prior written notice before terminating any non-information technology Services, and one hundred twenty (120) days prior written notice before terminating any information technology Services. Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement is binding upon the permitted successors and assigns of the Parties. Any attempted assignment not in accordance with this Section 19.3 shall be void.

19.4 Financing Assistance. Vivint shall use commercially reasonable efforts to cooperate, at the sole cost and expense of Vivint Solar, with all reasonable requests of Vivint Solar in connection with any financing transaction undertaken by Vivint Solar, including, without limitation, by (a) executing any estoppels, amendments and modifications hereto reasonably requested by the Financing Parties and which are customary for such transactions and do not adversely affect Vivint, (b) promptly furnishing all non-privileged and non-confidential documents as may be reasonably requested by the Financing Parties, and (c) promptly executing consents and other related documents, in a form reasonably requested by such Financing Party(ies) and containing provisions customary to such financing transactions to the extent they do not adversely affect Vivint.

19.5 Representatives. Each Party shall nominate a Representative or Representatives to oversee and coordinate the performance of its obligations under this Agreement and each Purchase Order delivered under this Agreement and to act as its liaison with the other Party’s Representative for the duration of this Agreement. The contact information for each Party’s Representative as of the Effective Date is set forth in Exhibit D, and each Party may change its Representative or its information in Exhibit D upon ten (10) days prior written notice to the other Party. Notwithstanding any other provision of this Agreement, each Party acknowledges that (a) no action by such Party’s Representative can waive, alter or modify any right of such Party or obligation of the other Party hereunder, and (b) such Party’s Representative is not authorized to execute any certificate hereunder, and that such certificate will be executed by a duly authorized officer or other designated employee of such Party.

19.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable Law and the remainder of this Agreement will remain in full force and effect. If the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court is hereby authorized and instructed to reduce the time period or scope to the maximum time period or scope permitted by Law. If the geographic region or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum geographic region or scope that that court deems enforceable, then that court will reduce the geographic region or scope to the maximum time period or scope permitted by Law.

19.7 Amendments. This Agreement may only be amended or modified by an instrument in writing signed by each Party.

19.8 Non-Waiver. Any failure of any Party to enforce any of the provisions of this Agreement or any Purchase Order or any decision or failure to require compliance with any of its terms at

21	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

any time during the Term shall in no way affect the validity of this Agreement or a Purchase Order and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision. Any such waiver of any of the provisions of this Agreement or any Purchase Order shall be in writing and executed by the party to whom performance or other compliance with the terms hereof is owed.

19.9 Independent Contractor. Vivint is an independent contractor, and all persons employed by Vivint in connection herewith shall be employees of Vivint and not employees of Vivint Solar or any of Vivint Solar’s Affiliates in any respect. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Vivint and Vivint Solar.

19.10 Counterparts and Execution. This Agreement and any document related to this Agreement may be executed by the Parties on any number of separate counterparts, by facsimile or email, and all of those counterparts taken together will be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile or portable document format (“.pdf”) signature page will constitute an original for the purposes of this Section 19.10.

19.11 Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement by either Party must be in writing delivered to the applicable Party at the applicable address set forth in Exhibit D or to such other address as any Party may designate by written notice to the other Party. Each notice, request, demand, or other communication will be deemed given and effective, as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three (3) days after deposit in the U.S. Mail; (iii) if sent by a recognized prepaid overnight courier service, one day after the date it is given to such service; (iv) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (iv) if sent by email, upon acknowledgement of receipt by the recipient.

19.12 Further Assurances. Each Party will promptly execute, or cause its subsidiaries to promptly execute, such other documents and instruments, and provide such other assurances, as reasonably necessary to carry out the purpose and intent of this Agreement. Each Party shall, and shall cause its subsidiaries to, take, do and perform such additional acts as may be reasonably necessary or appropriate to effectuate the terms and conditions of this Agreement and to carry out and perform all of its obligations herein.

19.13 No Recourse. The obligations of Vivint and Vivint Solar under this Agreement shall be without recourse to any of the officers, board members, directors, shareholders, members, employees, agents, partners or Affiliates of either of them.

19.14 Survival. The provisions of Article 4, Article 8, Article 9, Article 10, Article 11, Article 12, Article 13, Article 14, Article 16, Article 18, Article 19, and of Sections 1.1, 3.3, 5.3, 5.4 and 5.5 of this Agreement shall survive the expiration or other termination of this Agreement.

19.15 Third Parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to create any duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement.

19.16 Rules of Interpretation. In this Agreement: (a) the terms “herein,” “herewith” and “hereof” are references to this Agreement, taken as a whole; (b) the term “includes” or “including” shall mean “including, without limitation”; (c) references to a “Section,” “subsection,” “clause,” “Article” or “Exhibit” shall mean a Section, subsection, clause, Article or Exhibit of this Agreement, as the case may be, unless in any such case the context requires otherwise; (d) all references

22	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

to a given agreement, instrument or other document, or to any Law, Standard or Code, shall be a reference to such agreement, instrument or other document, or to such Law, Standard or Code, as modified, amended, supplemented and/or restated from time to time; and (e) reference to a Person or Party includes its successors and permitted assigns; the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

19.17 Entire Agreement. Vivint and Vivint Solar agree that this Agreement (including all Schedules and Exhibits attached hereto), the Master Framework Agreement, and all Purchase Orders entered into by the Parties pursuant to this Agreement, constitute the complete and entire agreement between the Parties and supersedes all prior oral and written understandings and all contemporaneous oral negotiations, commitments and understandings between the Parties relating to the subject matter hereof. The Parties agree that no trade usage, prior course of dealing or course of performance under this Agreement shall be a part of this Agreement or shall be used in the interpretation or construction of this Agreement or any Purchase Order.

19.18 Master Framework Agreement. Section 4 (Confidentiality) of the Master Framework Agreement is hereby incorporated in this Agreement by reference.

[Signatures appear on next page]

23	PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

IN WITNESS WHEREOF, the Parties have executed this Product Development and Supply Agreement as of the date first written above.

VIVINT SOLAR:

VIVINT SOLAR DEVELOPER, LLC, a Delaware limited liability company

By:
Name:	Greg Butterfield
Title:	Chief Executive Officer

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

VIVINT:

VIVINT, INC., a Utah corporation

By:
Name:	Alex Dunn
Title:	President

PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT
Vivint Solar, Inc. and Vivint, Inc.

SCHEDULE 1

Definitions and Rules of Interpretation

1.	Definitions.

“2GIG” means 2GIG Technologies, Inc., a Delaware corporation and subsidiary of Linear, LLC.

“Action” means any claim, action, cause of action, demand, lawsuit, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” of a Party means any Person (excluding the other Party to this Agreement) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that Party. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Agreement as defined in the preamble, including this Schedule 1, and Exhibits A, A-1, B, C, D, E, F, G, and H, as amended in accordance with this Agreement from time to time.

“Basic Services” means (a) hosting and operating the Vivint cloud services (“Hosted Software”) for all monitored Projects in accordance with service levels to be determined by mutual agreement of the Parties when the Hosted Software becomes active (at which time, such service level agreement will be attached to this Agreement as Exhibit F), (b) providing access to the Hosted Software to end users via a web-based online interface and to Vivint Solar via Vivint’s application programming interface, (c) providing GSM cellular radio communications and data services as part of the Vivint cloud services, (d) providing any necessary licenses to third party Intellectual Property Rights to enable Vivint Solar and its customers to use the Hosted Software and related Vivint cloud services, and (e) customer support for the Products and other Basic Services providing in clauses (a) through (d) above, including telephone and electronic mail support, during Vivint’s customary business hours with response times equivalent to those response times provided to Vivint technicians.

“Business Day” or “Business Days” means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in Provo, Utah.

“Carrier” means a carrier selected by Vivint when arranging transportation of Products from the Delivery Point to the Destination Point.

“Change of Control” means with respect to a Person: (i) the sale of all or substantially all of such Person’s assets or business; (ii) a merger, reorganization or consolidation involving such Person in which the voting securities of such Person outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Person (other than in connection with an arrangement principally for bona fide equity financing purposes of such Person in which the Person is the surviving corporation).

Schedule 1-1

“Confidential Information” has the meaning set forth in the Master Framework Agreement.

“Contract” means contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Contract Amount” means the total aggregate amount paid and payable by Vivint Solar under all accepted Purchase Orders as of any given time during the Term.

“Data” has the meaning set forth in Section 18.4.1.

“Defective Product” has the meaning set forth in the Product Warranty.

“Delivery Date” means the date that a Product arrives at the Destination Point.

“Delivery Point” has the meaning set forth in Section 5.1.1.

“Delivery Schedule” means the written schedule, submitted as part of and with each Purchase Order, detailing: (a) the Scheduled Ship Date(s), which in all events shall accommodate the Required Lead Time except as set forth in Section 3.1.4; (b) the Product names/models and quantities thereof to be delivered on the specific Scheduled Ship Date(s); and (c) the Destination Point for each Product to be delivered.

“Destination Point” means the location at Vivint Solar’s facility (or Vivint Solar’s contracted storage facility) to which the Carrier is to deliver Products ordered under a Purchase Order, as designated in the Delivery Schedule relating to such Purchase Order.

“Development Project Leader” has the meaning set forth in Section 2.2.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Encumbrance” means any charge, claim, equitable interest, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion), pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing.

“Enphase” means Enphase Energy, Inc., a Delaware corporation.

“Envoy” means Enphase’s proprietary power line communications hardware device connecting each photovoltaic module and microinverter in a solar photovoltaic system and providing a network communications gateway for Enlighten (Enphase’s proprietary software platform with web-based tools and interfaces enabling remote monitoring of solar photovoltaic systems, individual solar modules within such systems, and their performance) to access performance data relating to such solar photovoltaic system, the model number of which is ENV-120-01 VM.

“Event of Default” has the meaning set forth in Section 13.1.

“Financing Parties” means (a) any and all existing or potential lenders providing or considering providing senior or subordinated construction, interim or long-term debt or other financing or refinancing

Schedule 1-2

to Vivint Solar or its Affiliates, (b) any and all existing or potential equity investors in Vivint Solar or its Affiliates providing tax equity investment or leveraged lease-financing or refinancing (or any other equity investor that makes a capital contribution to Vivint Solar or its Affiliates in cash or in kind) or (c) any Person providing or seeking to provide credit support to Vivint Solar or its Affiliates, in each case in connection with one or more Projects and, in each case, any trustee or agent acting on behalf of Vivint Solar or its Affiliates.

“Force Majeure Event” has the meaning set forth in Section 17.1.

“Fully Loaded Costs” means (a) all documented, direct out of pocket costs and expenses that Vivint reasonably expects to incur under contracts with any Person existing within thirty (30) days of each Initial Purchase Order Anniversary (or that are certain to exist as of the Initial Purchase Order Anniversary) to procure a Product meeting the requirements of the Agreement for delivery to Vivint Solar as of the applicable Initial Purchase Order Anniversary, including (i) costs of cellular service allocable to such Product, (ii) any licensing fees allocable to such Product, (iii) hardware costs of such Product paid to 2GIG or another manufacturer of such Product, and (iv) any software costs allocable to such Product; plus (b) the net present value of the costs and expenses that Vivint reasonably estimates it will incur to perform the Services for the Services Period as allocable to a Product. “Fully Loaded Costs” shall not include (and the following shall not be chargeable to Vivint Solar in the Unit Price of Products) any of Vivint’s internal costs and expenses associated with performance of this Agreement and that may otherwise be customarily recouped through the price of goods sold, including, without limitation: (i) hourly rates that Vivint would customarily charge to other Persons (including Affiliates) for an employee’s time and labor; and (ii) overhead costs, and all other direct and indirect costs (except for those payable under clauses (a) or (b) above), including, without limitation: (A) property taxes and payroll taxes and insurance; (B) worker’s compensation insurance required by applicable Law; (C) costs of maintaining insurance policies; (D) vacation and sick leave; (E) home and branch office rents; (F) light, heat, water, local telephone and other utilities for home and branch offices; (G) procurement or use of office furniture and equipment (e.g., computers, software, copy machines, and other equipment) for home and branch offices; (H) all accounting and legal services; (I) salaries and wages of those that may be billed to a project but who are not performing work or services, including salaries and wages for executive officers, members of the board of directors, and costs of general management departments, including sales, public relations, human resources, guards, receptionists, mail room, and janitorial and maintenance employees; and (J) to the extent not covered in the foregoing, all employee benefit plans.

“Good Faith Efforts” has the meaning set forth in Section 3.2.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 11.3.

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Initial Purchase Order Anniversary” has the meaning set forth in Section 4.1.2.

Schedule 1-3

“Initial Term” has the meaning set forth in Section 1.2.

“Intellectual Property Rights” means, with respect to any Person, all (a) patents, patent applications, patent disclosures, inventions and improvements (whether patentable or not), (b) copyrights and copyrightable works (including computer programs) and registrations and applications therefor, including any software, firmware, or source code, (c) trade secrets, know-how and other confidential information, (d) database rights, (e) have made drawings and (f) all other forms of intellectual property (other than trademarks), including waivable or assignable rights of publicity or moral rights, and any right to bring suit or collect damages for the infringement, misappropriation or violation of the foregoing, anywhere in the world, that are held by that Person.

“Invoice” has the meaning set forth in Section 4.3.

“Late Payment Rate” means a rate of interest equal to the lesser of one percent (1%) per month of the amount due or the maximum rate permitted by applicable Law.

“Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including the rules and regulations of the U.S. Securities and Exchange Commission, having jurisdiction over the Products, the site at which Products are installed, and this Agreement and each other document, instrument and agreement delivered hereunder or in connection herewith, including those relating to health, safety or the environment.

“Losses” means any and all deficiencies, judgments, settlements, assessments, liabilities, losses, damages, interest, fines, penalties, costs, expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any and all Actions, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing to the extent that interest is awarded thereon; provided, that, the term “Losses” shall not include any special or punitive damages, except to the extent any such special or punitive damages are awarded pursuant to a third-party claim.

“Manufacturing Facility” means the manufacturing facility or facilities at which Vivint or its contract manufacturer(s) will manufacture the hardware included in the Products.

“Marketing Services Agreement” means that certain Marketing and Customer Relations Agreement by and between the Parties dated as of the same date as the Effective Date.

“Master Framework Agreement” means that certain Master Framework Agreement of even date herewith by and between Vivint and Vivint Solar, Inc..

“Monitoring and Communications Equipment” has the meaning set forth in the Recitals.

“New Vivint Solar Developments” has the meaning set forth in Section 18.2.

“Non-Competition and Exclusivity Agreement” means the Non-Competition And Exclusivity Agreement entered into on the Effective Date by and between VIVINT SOLAR, INC. (f/k/a Vivint Solar Holdings, Inc.), and VIVINT, INC.

“Notice of Acceptance” has the meaning set forth in Section 2.1.

Schedule 1-4

“Organizational Document” means a Party’s articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Payment Date” has the meaning set forth in Section 4.3.

“Permit” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, Partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“PO Product Quantity” has the meaning set forth in Section 3.1.3(b).

“Product” means the Monitoring and Communications Equipment, as further developed in accordance with this Agreement for use by Vivint Solar in Projects.

“Product Development Activities” means all activities undertaken by the Parties pursuant to Article 2 and as described further in Exhibit A, relating to development of the modified and improved Products.

“Product Hardware Upgrade” has the meaning set forth in Exhibit E.

“Product Warranty” means that certain Limited Product Warranty for the Products attached hereto as Exhibit G, as supplemented by the provisions of Article 9.

“Product Warranty Period” has the meaning set forth in Section 9.1.

“Project” has the meaning set forth in the recitals.

“Prudent Industry Practices” means the practices, methods, acts and equipment (including but not limited to the practices, methods, acts and equipment engaged in or approved by a significant portion of the consumer electronics industry operating in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with applicable Law, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. For the avoidance of doubt, the term “Prudent Industry Practices” is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is a spectrum of possible practices, methods or acts.

“Purchase Order” means a purchase order for Products substantially in the form attached as Exhibit B.

“Renewal Term” has the meaning set forth in Section 1.2.

“Representative(s)” means the person or persons designated from time to time by each Party to act as their representative under Section 19.5 and, as of the Effective Date, are listed in Exhibit D.

Schedule 1-5

“Required Lead Time” means at least one hundred five (105) days prior to the first anticipated Scheduled Ship Date of Products ordered under a Purchase Order.

“Restricted Parties” means, with respect to a Party, such Party and its controlled Affiliates whether in existence as of the Effective Date or thereafter incorporated or formed.

“Scheduled Ship Date” means the date on which Vivint shall cause delivery of Products ordered under a Purchase Order to the Delivery Point for tendering to the Carrier, as set forth in the applicable Delivery Schedule.

“Services” means all or any of the Basic Services or the Supplemental Services.

“Services Period” has the meaning set forth in Section 10.1.

“Services Warranty” has the meaning set forth in Section 10.2.

“Services Warranty Period” has the meaning set forth in Section 10.2.

“Shipment Protocol” has the meaning set forth in Section 5.1.5.

“Sky Panel” means Vivint’s proprietary touch screen hardware that monitors alarm systems and other attributes of Vivint’s Services, including a built-in Internet gateway with WIFI/Cellular capabilities and certain proprietary software, a further description of which and Specifications for which are set forth in Exhibit A-1.

“Specifications” mean Vivint’s specifications for each Product as either attached to this Agreement in Exhibit A-1 or as developed and agreed upon by the Parties in connection with the Product Development Activities or Sections 6.2 or 6.3.

“Standards and Codes” means the following, as applicable to each Product: UL 1741; UL 60950-1; EN 60950-1; CSA22.2 No. 60950-1; IEC 60950-1; IEEE1547, FCC Part 15 Class B; ANSI C12.1, C12.10, C12.20, C37.90.1; and any other similar standards and codes compliance with which is either mandatory under applicable Law or standard for such type of equipment based on industry standards as such were in place at the time the Product was delivered to Vivint Solar at the Delivery Point.

“Supplemental Services” means the various services set forth and described on Exhibit E.

“System” means a solar photovoltaic system installed as part of a Project.

“Taxes” means all federal, state, or local income, property, license, privilege, sales, use, VAT, excise, gross receipts, or other taxes, duties, tariffs, and levies now or hereafter applicable to, measured by, or imposed upon or with respect to the manufacturing, purchase, sale or use of the Products sold under Purchase Orders or any other transactions contemplated by this Agreement, and which are levied or assessed under any applicable Law by any Governmental Authority.

“Term” has the meaning set forth in Section 1.2.

“Unit Price” has the meaning set forth in Section 4.1.1.

“Vivint” means has the meaning set forth in the preamble to this Agreement.

Schedule 1-6

“Vivint Background IP” has the meaning set forth in Section 18.1.

“Vivint Encumbrance” has the meaning set forth in Section 5.4.

“Vivint Indemnitees” has the meaning set forth in Section 11.2.

“Vivint-Related Persons” has the meaning set forth in Section 11.1.

“Vivint Services” has the meaning set forth in the Recitals.

“Vivint Software Platform” means Vivint’s proprietary software platform with web-based tools and interfaces enabling remote monitoring of solar photovoltaic systems such as the Projects, individual solar modules composing such systems, and their performance, and which interfaces with the Products and integrates with a billing system.

“Vivint Software Platform Services” means the services described as such in Exhibit E.

“Vivint Technology” has the meaning set forth in Section 18.1.

“Vivint’s Documentation” means user documentation (including user documentation with respect to the Vivint Software Platform Services) furnished to Vivint Solar by Vivint for distribution along with the Products.

“Vivint’s Facility” means Vivint’s warehouse located at 500 South 500 West, Lindon, Utah 84042, or any other facility subsequently designated by Vivint.

“Vivint Solar” has the meaning set forth in the preamble to this Agreement.

“Vivint Solar Background IP” has the meaning set forth in Section 18.2.

“Vivint Solar Business” means the business of selling power, electricity, energy or storage solutions to any consumer, business, or any other Person.

“Vivint Solar Indemnitees” has the meaning set forth in Section 11.1.

“Vivint Solar Materials” has the meaning set forth in Section 2.3.

“Vivint Solar-Related Persons” has the meaning set forth in Section 11.2.

“Warranties” means, as applicable, the Product Warranty and the Services Warranty.

Schedule 1-7

EXHIBIT A

PRODUCT DEVELOPMENT ACTIVITIES

1.	APPOINTMENT OF DEVELOPMENT PROJECT LEADERS

Vivint’s Development Project Leader:

Todd Thompson
4931 North 300 West
Provo, UT 84604
Phone:	801.229.6065
Email:	tthompson@vivint.com

Vivint Solar’s Development Project Leader:

Dwain Kinghorn
4931 North 300 West
Provo, UT 84604
Phone:	801.229.6540
Email:	dwain.kinghorn@vivintsolar.com

2.	SCOPE OF PRODUCT DEVELOPMENT ACTIVITIES

Within sixty (60) days after the Effective Date, the Parties through their respective Development Project Leaders, shall collaborate in good faith to evaluate and assess various potential improvements for the Monitoring and Communications Equipment, including, but not limited to:

(a) exchanging relevant information, including the current specifications of the Monitoring and Communications Equipment and Vivint Solar Materials and identifying improvements to the Monitoring and Communications Equipment and related specifications, and;

(b) prioritizing work on such improvements based on the functional value of each improvement to the Parties or other criteria as the Development Project Leaders may determine from time to time;

(c) developing a detailed scope of Product Development Activities relating to each improvement project and allocating responsibilities for each project;

(d) determining appropriate schedules and milestones for the development and commercialization of each improvement or improvements; and

(e) reducing the foregoing to a written plan for the conduct of such Product Development Activities.

The improvements to the Monitoring and Communications Equipment and Product Development Activities will generally be designed to result in Products that (i) are at least functionally equivalent to, and therefore may serve as substitutes for, certain products used by Vivint Solar as of the Effective Date to monitor, collect and communicate performance data from its Projects for billing and other purposes,

A-1

including Enphase’s Envoy, and (ii) have the capability to communicate and interface with Enphase, SolarEdge, PowerOne, Fronius and other top-tier inverter providers as Vivint Solar may reasonably designate.

A-2

EXHIBIT A-1

PRODUCTS AND UNIT PRICE

1.	Unit Price: The Unit Price of equipment to be included in the Products is set forth below, subject to adjustment pursuant to Section 4.1.2 of the Agreement. The Parties will amend the following table as new Products become available pursuant to Sections 6.2 and 6.3 of the Agreement.

ITEM NAME	PART NUMBER	DESCRIPTION***	UNIT PRICE*
Sky Panel (Next Gen Panel)	V-MP1-345	7 in., 24-bit color multi-touch touchscreen display (including on-screen video and mobile application) with capacity for multiple users, key fobs and Z-wave devices and microphone/speaker for live 2-way communication.	$600

*	Unit Prices are based on Fully Loaded Cost and include all Warranties and Basic Services set forth in the Agreement. Inclusions and exclusions from the Unit Prices are set forth in Section 4.2 of the Agreement.

2.	Specifications. Initial Specifications for Products to be appended upon completion of initial Product Development Activities as provided in Exhibit A. Thereafter, Specifications for new Products or modifications to Specifications for Products that exist during the Term shall be added or substituted pursuant to Sections 6.2 and 6.3 of the Agreement.

A-2-1

EXHIBIT B

FORM OF PURCHASE ORDER

Purchase Order No.
Date

4931 North 300 West Provo UT 84604

Vendor:	Vivint Solar:
Vivint, Inc. [ ] [ ] Attn:	VIVINT SOLAR DEVELOPER, LLC 4931 North 300 West Provo, UT 84604 Attn:

Contract Number:

All invoices must reference our PO number in order to be paid.

Delivery Point		Payment Terms	Confirm With			Page
F.O.B. Seller’s Facility (INCOTERMS 2010)		Net 30				1

L/N	Seller’s Product Number	Description (Model Name)	U/M	Quantity	Unit Price	Ext. Price

Delivery Schedule with Scheduled Ship Dates and Destination Points for Products ordered under this Purchase Order is attached to this Purchase Order.

Destination Points may be modified pursuant to the Product Development and Supply Agreement dated June     , 2014.

Product Subtotal
Freight/Shipping Costs	At Vivint’s cost as invoiced by Carriers
[Miscellaneous]
[Tax (Estimated)]
Total (excluding Shipping)

Authorized Signature of Vivint Solar

B-1

EXHIBIT C

BUFFER INVENTORY

(a) Following acceptance of the first Purchase Order, Vivint will use commercially reasonable efforts to maintain a manufacturing buffer inventory of finished goods equal to ten percent (10%) of the aggregate PO Product Quantities of Purchase Orders issued in the prior three (3) months. Vivint will initially establish the finished goods inventory (“FGI”) starting three (3) months after the calendar month in which the first Purchase Order is issued under the Agreement. Once established, Vivint will report the weekly status of the FGI to Vivint Solar.

(b) The FGI is to be maintained exclusively for Vivint Solar and will not be used without prior written authorization from Vivint Solar.

(c) The FGI is to be regularly replaced on a first-in, first-out basis.

(d) The FGI is to be used to fulfill short-term upside orders from Vivint Solar or to meet rush requests of Vivint Solar pursuant to Section 3.1.4.

(e) In the event the FGI is drawn down, Vivint will automatically replenish the FGI by building out the appropriate quantity of FGI within one hundred twenty (120) days.

(f) Vivint will submit to Vivint Solar a monthly report of the exact FGI volume and work in progress (WIP) volume.

(g) The buffer inventory quantities will be reviewed a minimum of one time per financial quarter.

(h) Deliveries of finished Products will be made in accordance with Vivint Solar’s Purchase Orders.

C-1

EXHIBIT D

NOTICES; REPRESENTATIVES

I. Parties’ official contacts for all Notices:

Vivint Solar Developer, LLC

For Purchase Orders:

Brian Hollingsworth

Director of Supply Chain

4931 North 300 West

Provo, UT 84604

Brian.hollingsworth@vivintsolar.com

For Invoices:

Vivint Solar Accounts Payable

APSolar@vivintsolar.com

For all other notices:

Name: Brian Hollingsworth

Title: Director of Supply Chain

Address:	4931 North 300 West
Provo, UT 84604

Phone: (801) 229-6476

Email: Brian.hollingsworth@vivintsolar.com

With a copy to:

Vivint Solar Legal Department

Address:	4931 North 300 West
Provo, UT 84604

Phone: (801) 705-8093

Fax: (801) 765-5746

Email: solarlegal@vivintsolar.com

Vivint, Inc.

For Purchase Orders:

Name:	Wayne Dupin
Title:	UP Supply Chain
Address:	4931 North 300 West, Provo, Utah
Phone:	(801) 705-8068
Email:	wdupin@vivint.com

For Invoices:

Name:	Vivint Accounts Payable
Title:	N/A
Address:	4931 North 300 West, Provo, Utah
Phone:	(801) 221-6760
Email:	accountspayable@vivint.com

D-1

For all other notices:

Name:	David Bywater
Title:	Chief Operating Officer
Address:	4931 North 300 West Provo, Utah 84604
Phone:	(801) 705-86565
Email:	david.bywater@vivint.com

With a copy to:

Name:	Nathan Wilcox
Title:	General Counsel
Address:	4931 North 300 West Provo, Utah 84604
Email:	nwilcox@vivint.com

II. Vivint Solar and Vivint Representatives (for day-to-day operations and other, non-official matters):

Vivint Solar Developer, LLC

Name: Brian Hollingsworth

Title: Director of Supply Chain

Address:	4931 North 300 West
Provo, UT 84604

Phone: (801) 229-6476

Email: Brian.hollingsworth@vivintsolar.com

Vivint, Inc.

Name:	Wayne Dupin
Title:	VP Supply Chain
Address:	4931 North 300 West Provo, Utah

Phone:	(801) 705-8068
Email:	wdupin@vivint.com

D-2

EXHIBIT E

SUPPLEMENTAL SERVICES

Pursuant to Section 10.1 of the Agreement, Vivint shall perform the Supplemental Services set forth in this Exhibit E.

1.	Training. Vivint shall provide support as reasonably requested by Vivint Solar for technical training, installer training and other support to assist in the deployment and installation of Products by Vivint Solar.

2.	Engineering Change Support. Vivint will provide Vivint Solar with new releases of modifications to the Products or engineering changes approved by Vivint Solar in accordance with Section 6.2 suitable for preparation by Vivint Solar for distribution to Vivint Solar’s customers, at Vivint Solar’s discretion.

3.	Vivint Technical Development and Support Generally.

a.	Vivint shall collaborate with Vivint Solar and to provide reasonable technical development support with respect to the ongoing development of the Products including: (i) communications hardware; (ii) systems integration; (iii) Product modifications to assist with fleet management and other Vivint Solar requests; and (iv) integration with new Vivint Solar products and services.

b.	Vivint Solar may send to Vivint (i) requests for clarifications regarding the requirements of the Product installation manual and (ii) technical drawings and other information relating to Vivint Solar’s proposed design or procedures for the installation of the Products, with the request that Vivint confirm that installation in accordance with such technical drawings or other information is consistent with the Product installation manual and therefore would not, on its own, constitute the basis for an exclusion under the applicable Warranty. Vivint shall promptly respond in writing to any such request. The failure of Vivint Solar to make any requests for clarifications or to send technical drawings or other information to Vivint shall not operate to limit Vivint’s obligations under this Agreement or any Purchase Order.

c.	To the extent not otherwise required of Vivint under the terms of the applicable Warranty hereunder, Vivint will use commercially reasonable efforts to provide Vivint Solar with technical assistance and support with respect to the Products, including (i) notifying Vivint Solar of any known or newly discovered defects, corrections, issues, improvements and new technology for the Products and proposed corrective approach, and (ii) notifying Vivint Solar of any software upgrades or other improvements as detailed further in Paragraphs 4 and 5 of this Exhibit E, and (iii) providing Vivint Solar timely access to spare and replacement Products that are compatible with the Products in the event the originally installed Product is no longer covered by the Warranty.

4.	Software Upgrades.

a.	Performance of Software Upgrades. Performance of all software upgrades (whether such software upgrades may be done remotely or must be completed on-site) shall be performed by Vivint’s personnel. Vivint shall promptly perform such software upgrades following receipt of a request from Vivint Solar or following completion of the process set forth in Paragraph 4.b. of this Exhibit E.

E-1

b.	Recommendations and Approval Process for Software Upgrades. At any time during the Term, each Party may provide recommendations to the other Party for making software upgrades to the Products. Prior to performing any upgrades to the Product software, and regardless of whether such Products are currently being utilized by Vivint Solar in connection with a Project, the Parties shall validate the software upgrade through testing agreed upon by the Parties, agree upon the date for commencing the software upgrade, and, subject to Paragraph 4.a. of this Exhibit E, agree upon the manner in which the software upgrade will be completed. Neither Party shall have the right to perform software upgrades without the Parties’ agreement on the foregoing or otherwise without the prior written consent of the other Party.

5.	Product Hardware Upgrades.

a.	Recommendations and Approval Process for Product Hardware Upgrades. At any time during the Term, Vivint Solar may provide recommendations to Vivint for modifying the Product hardware in order to improve the customer’s experience, including, without limitation, attaching additional devices to the originally-installed Product or replacing the originally-installed Product in its entirety with a new Product that is backwards compatible in all respects and having improved functionality and modernized style or design (“Product Hardware Upgrade”). Prior to performing any Product Hardware Upgrade, and regardless of whether such Products are currently being utilized by Vivint Solar in connection with a Project, the Parties shall agree upon (i) the Specifications for the new Product, (ii) testing protocols for the new Product, (iii) the date on which any Product Hardware Upgrade will commence, and (iv) and, subject to Paragraph 5.b. of this Exhibit E, agree upon the manner in which the Product Hardware Upgrade will be completed.

b.	Performance of Product Hardware Upgrades. The development of all Product Hardware Upgrades agreed upon by the Parties pursuant to Paragraph 5.a. of this Exhibit E shall be performed by Vivint’s personnel.

6.	Price; Invoicing; Payment. Vivint Solar shall pay Vivint for Vivint’s Fully Loaded Costs it incurs in connection with Vivint’s performance of the Supplemental Services, without markup. Vivint shall invoice Vivint Solar quarterly the amounts payable pursuant to this Section 2.4, and Vivint Solar shall pay such invoices within thirty (30) days after the invoice date.

E-2

EXHIBIT F

SERVICE LEVELS AND BUSINESS CONTINUITY

(To be added by the Parties following the Effective Date pursuant to Paragraph 6 of Exhibit E)

F-1

EXHIBIT G

LIMITED WARRANTY

Vivint, Inc. (“Vivint”) hereby represents and warrants that the Sky Panel (Model: [        ]), and any hardware and software components relating thereto or embedded therein, including the smart thermostat and sensors if purchased with the Sky Panel (“Products”) (a) shall be free of defects in workmanship, materials and design, (b) shall, at the time of delivery, be new and unused, (c) shall meet the applicable Product specification (“Specification”), and (d) shall, at the time of delivery, comply with all applicable Laws, Standards and Codes (“Limited Product Warranty”). The Limited Product Warranty covers any failure of an Product that is defective or otherwise does not conform to the Limited Product Warranty (“Defective Product”) for a period of one (1) year from the date of delivery to the original purchaser, or from the date of installation if Vivint installed the Product; provided, however, if Vivint receives longer warranty periods on certain components of the Product or software, the foregoing warranty period shall be the same as the warranty period received by Vivint on such components or software (the “Product Warranty Period”). This Limited Product Warranty also covers any new Products substituted for the originally-warranted Product in connection with a Product hardware upgrade by Vivint, and the Product Warranty Period on such new Products will commence upon delivery to the original purchaser or the date of installation if Vivint installed the Product.

During the Product Warranty Period, the Limited Product Warranty is freely transferable to a different owner (“Transferee”) as long as the Product (and any new Products substituted in connection with a hardware upgrade by Vivint) remains installed at the originally-installed end user location (“Original Location”).

During the Product Warranty Period, if Vivint Solar or the owner of the Products notifies Vivint of a defect, and Vivint confirms, through inspection, the existence of a defect that is covered by the Limited Product Warranty, as Vivint Solar’s or the Product owner’s sole remedy and recourse with respect to such defect, Vivint will, at its option, either repair or replace the Defective Product free of charge.

If Vivint elects to repair or replace the Defective Product, Vivint will use new parts in repairing or replacing the Defective Product. Vivint reserves the right to use parts or products of original or improved design in the repair or replacement of Defective Product provided they are backwards compatible with the solar photovoltaic project. If Vivint repairs or replaces a Defective Product, the Limited Product Warranty will continue to cover the repaired or replacement product for the remainder of the original Product Warranty Period or ninety (90) days from the date of Vivint’s return shipment of the repaired or replacement product, whichever is later. The Limited Product Warranty covers a replacement unit to replace the Defective Product, all parts, as well as all labor costs related to (1) removal of the Defective Product, (2) installation of a repaired or replacement Product, and (3) diagnostic tests to confirm proper functionality. To the extent applicable, the Limited Product Warranty also covers the costs of returning the Defective Product via Vivint’s RMA policy and procedure described further below, as well as shipping a repaired or replacement product from Vivint, via a non-expedited freight carrier selected by Vivint, to locations specified by the owner of the Defective Product. Risk of loss relating to a Product that has been removed for repair offsite shall pass to Vivint when the removal process begins and shall transfer back to the owner of the Product when reinstallation of the repaired Product is complete and the Product is confirmed functional and not defective.

The Products are designed to withstand normal operating conditions and typical wear and tear when used for their original intent and in compliance with the installation and operating instructions supplied with the original equipment. The Limited Product Warranty does not apply to, and Vivint will not be responsible for, any defect in or damage to any Product: (1) that has been misused, neglected, tampered with, altered, or otherwise damaged, either internally or externally by any person other than Vivint personnel; (2) that has been improperly

G-1

installed, operated, handled or used by persons other than Vivint personnel, including use in an unsuitable environment, or use in a manner contrary to the Vivint User Manual or applicable laws or regulations; (3) that has been subjected to fire, water, generalized corrosion, biological infestations, acts of God, or input voltage that creates operating conditions beyond the maximum or minimum limits listed in the Product’s Specifications, including high input voltage from generators or lightning strikes; (4) that has been subjected to incidental or consequential damage caused by defects of other components of the solar system; or (5) if the original identification markings (including trademark or serial number) of such Product have been defaced, altered, or removed. This Limited Product Warranty does not cover cosmetic, technical or design defects, or shortcomings which do not influence or affect the operation, form, fit, or function of the Product. The Limited Product Warranty does not cover costs related to the removal, installation or troubleshooting of the owner’s electrical systems.

To obtain repair or replacement service, credit or refund (as applicable) under this Limited Product Warranty, the owner must contact Vivint, Inc.:

Chris Gera, VP Field Service

4931 North 300 West Provo, Utah 84604

Email: cgera@vivint.com

801.229.6905

And

Wayne Dupin

VP Supply Chain

4931 North 300 West Provo, Utah 84604

Email: wdupin@vivint.com

Tel: 801.705.8068

THE LIMITED PRODUCT WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY VIVINT AND, WHERE PERMITTED BY LAW, IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR WARRANTIES AS TO THE ACCURACY, SUFFICIENCY OR SUITABILITY OF ANY TECHNICAL OR OTHER INFORMATION PROVIDED IN MANUALS OR OTHER DOCUMENTATION. IN NO EVENT WILL VIVINT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES, COSTS OR EXPENSES HOWEVER ARISING, WHETHER IN CONTRACT OR TORT, INCLUDING WITHOUT LIMITATION ANY ECONOMIC LOSSES OF ANY KIND, ANY LOSS OR DAMAGE TO PROPERTY, OR ANY PERSONAL INJURY.

To the extent any implied warranties are required under applicable law to apply to the Product, such implied warranties shall be limited in duration to the Product Warranty Period, to the extent permitted by applicable law. Some regions do not allow limitations or exclusions on implied warranties or on the duration of an implied warranty or on the limitation or exclusion of incidental or consequential damages, so the above limitation(s) or exclusion(s) may not apply. This Limited Product Warranty gives the owner specific legal rights, and the owner may have other rights that may vary from region to region.

G-2

EXHIBIT H

INSURANCE

Vivint will carry the following liability and property insurance and comply with the other insurance related requirements set out in this Exhibit H. Such insurance shall be with insurance companies having an A.M. Best Insurance financial strength and financial size rating category of A-VIII or better.

A. Workers’ Compensation and Employers’ Liability: Workers’ Compensation as required by applicable Law, indicating compliance with any applicable labor codes, acts, laws or statutes, state or federal, where Vivint performs work. Employers’ Liability insurance shall not be less than $1,000,000 for injury or death each accident or for each illness or disease.

B. Commercial General Liability: Coverage shall be at least as broad as the Insurance Services Office (ISO) Commercial General Liability Coverage “occurrence” form. The limit shall not be less than $1,000,000 each occurrence and not less than $2,000,000 annual General Aggregate with Products and Completed Operations coverage Aggregate of not less than $2,000,000.

C. Auto Liability: Coverage shall be at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, codes 7 and 8, for all owned, hired and non-owned autos. The limit shall not be less than $1,000,000 each accident.

D. Excess Liability Insurance: Coverage shall be for not less than $10,000,000 per occurrence and aggregate limit in excess of the Commercial General Liability, Auto Liability and Employers’ Liability insurance policies.

E. Professional Liability Insurance: Errors and Omissions Liability insurance appropriate to Vivint’s profession. Coverage shall be for a professional error, act, or omission arising out of the scope of services shown in the Agreement and the Purchase Orders(s). The limit shall not be less than $1,000,000 for each claim and not less than $2,000,000 aggregate.

F. All-Risk Property Insurance: With sufficient limits to cover the replacement cost of all components, raw material and work in process, and the Unit Price for all finished goods prior to delivery.

G. Additional Insurance Provisions:

(i) The insurance certificates requires under this Agreement shall state that coverage shall not be cancelled except after thirty (30) days prior written notice has been given to Vivint Solar. In the event a notice of cancellation is issued for any policy, Vivint will notify Vivint Solar of the cancellation and will provide replacement coverage prior to the cancellation. Certificates of each renewal of insurance required hereunder shall also be delivered to Vivint Solar prior to or promptly after each renewal.

(ii) All deductibles and self-insured retentions are the responsibility of Vivint and Vivint shall pay all premiums payable in respect to the insurance of Vivint required hereunder.

H-1

(iii) Vivint shall promptly notify Vivint Solar of any claim relating to the Products or the Project under (i) the All-Risk Property insurance policies for an amount in excess of US$100,000 and (ii) the product liability coverage pursuant to the Commercial General Liability insurance policies for an amount in excess of US$100,000.

(iv) All policies of liability insurance to be maintained by Vivint shall also be written or endorsed to include the following:

(1) with respect to the Commercial General Liability, Auto Liability and Excess Liability insurance, Vivint shall provide that the insurer waive any and all rights of subrogation or recovery which the insurer may have or acquire against Vivint Solar, its Affiliates;

(2) With respect to the Commercial General Liability insurance, to provide for a severability of interest and cross liability clause;

(3) that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Vivint;

(4) with the exception of the Worker’s Compensation, Professional Liability and Employer’s Liability insurance, to identify Vivint Solar as additional insureds for their legal liability arising out of the operations of Vivint; and

(5) Vivint Solar shall have no liability for the payment of any premiums under the insurance required to be maintained by Vivint hereunder.

H-2